Exhibit 2.1

PURCHASE AND SALE AGREEMENT

between

NO. 5 TIMES SQUARE DEVELOPMENT LLC

as Seller,

and

AVR CROSSROADS LLC

as Purchaser

Dated: November 17, 2006

Premises:

5 Times Square (Site 4)

New York, New York

TABLE OF CONTENTS

		Page
	ARTICLE I.

	Sale of Property

1.1.	Sale	1
1.2.	Excluded Property	3

	ARTICLE II.

	Purchase Price

2.1.	Purchase Price	4

	ARTICLE III.

	Deposit

3.1.	Deposit	4
3.2.	Application of Deposit	4
3.3.	Escrow Agent	5

	ARTICLE IV.

	Closing, Prorations and Closing Costs

4.1.	Closing	7
4.2.	Prorations	9
4.3.	Transfer Taxes	16
4.4.	Sales Taxes	16
4.5.	Closing Costs	16

	ARTICLE V.

	Title and Survey Matters

5.1.	Title	17
5.2.	Violations	20

	ARTICLE VI.

	Representations and Warranties of Seller

6.1.	Seller’s Representations	21
6.2.	Seller’s Knowledge	28
6.3.	Reserved	28
6.4.	Reserved	28
6.5.	Survival	28
6.6.	Relationship Between Representations and Estoppels	29
6.7.	Limitation of Liability	29
6.8.	Representations as a Condition to Closing.	29
6.9.	“AS IS” Sale	30

	ARTICLE VII.

	Representations and Warranties of Purchaser

7.1.	Authority	30
7.2.	Bankruptcy or Debt of Purchaser	30
7.3.	No Financing Contingency	31
7.4.	Purchaser’s Acknowledgment	31
7.5.	Purchaser’s Agreement Regarding Seller’s Representations	32
7.6.	Patriot Act.	32
7.7.	Ground Lease	33

	ARTICLE VIII.

	Seller’s Interim Operating Covenants

8.1.	Operations	33
8.2.	Maintain Insurance	34
8.3.	Personal Property	34
8.4.	Tenant Leases	34
8.5.	Contracts	34
8.6.	Tax Appeal Proceedings	35
8.7.	Notices of Violation	35
8.8.	Access	35
8.9.	Permits and Licenses	35
8.10.	Signage.	35
8.11.	Ground Lease and Project Documents	36
8.12.	Estoppels	36
8.13.	Approvals Under Project Documents	38
8.14.	Cooperation	39
8.15.	Casualty and Condemnation.	39

	ARTICLE IX.

	Closing Conditions

9.1.	Conditions to Obligations of Seller	40
9.2.	Conditions to Obligations of Purchaser	41

	ARTICLE X.

	Closing

10.1.	Seller’s Closing Obligations	42
10.2.	Purchaser’s Closing Obligations	44

	ARTICLE XI.

	Risk of Loss

11.1.	Casualty	45
11.2.	Condemnation	47
11.3.	General Obligations Law	48

	ARTICLE XII.

	Default

12.1.	Default by Seller	48
12.2.	Default by Purchaser	49

	ARTICLE XIII.

	Brokers

13.1.	Brokerage Indemnity	49

	ARTICLE XIV.

	Publication

14.1.	Publication	50

	ARTICLE XV.

	Employee Matters

15.1.	Employees	50

	ARTICLE XVI.

	Miscellaneous

16.1.	Notices	50
16.2.	Governing Law; Venue	52
16.3.	Headings	52
16.4.	Business Days	52
16.5.	Counterpart Copies	52
16.6.	Binding Effect	52
16.7.	Successors and Assigns	52
16.8.	Assignment	52
16.9.	Interpretation	53
16.10.	Entire Agreement	53
16.11.	Severability.	53
16.12.	Survival	53
16.13.	Exhibits	54
16.14.	Limitation of Liability	54
16.15.	Prevailing Party	54
16.16.	Real Estate Reporting Person	54
16.17.	No Recording	54
16.18.	No Other Parties	54
16.19.	Waiver of Trial by Jury	54
16.20.	Cooperation	54

v

LIST OF EXHIBITS AND SCHEDULES

Exhibits:

Exhibit A-1	–	Ground Lease
Exhibit A-2	–	Land
Exhibit A-3	–	Land Acquisition and Development Agreement
Exhibit A-4	–	Subway Agreement
Exhibit A-5	–	Project Agreement
Exhibit B	–	Existing Leases
Exhibit C	–	Form of Assignment of Ground Lease
Exhibit D	–	Form of Assignment and Assumption of Leases
Exhibit E	–	Form of Assignment and Assumption of Contracts
Exhibit F	–	Form of Assignment and Assumption of Project Documents
Exhibit G	–	Form of Seller’s Letter to Tenants
Exhibit H	–	Form of Seller’s Bring-Down Certificate
Exhibit I	–	Form of Bill of Sale
Exhibit J	–	Form of FIRPTA Certificate
Exhibit K	–	Form of Non-Multiple Dwelling Affidavit
Exhibit L	–	Form of Purchaser’s Bring-Down Certificate
Exhibit M	–	Form of Ground Lease Estoppel
Exhibit N	–	Land Acquisition and Development Agreement Estoppel
Exhibit O	–	Subway Agreement Estoppel
Exhibit P	–	Project Agreement Estoppel
Exhibit Q	–	E&Y Estoppel
Exhibit R	–	Standard Tenant Form of Estoppel Certificate
Exhibit S	–	Management Agreement
Exhibit T	–	Guaranty
Exhibit U	–	Wire Instructions
Exhibit V	–	Form of Owner’s Affidavit
Exhibit W	–	Form of Assignment and Assumption of Master Signage Agreement

Schedules:

Schedule 1.1.10	–	Existing Contracts
Schedule 1.2.3	–	Excluded Property
Schedule 4.2.8(i)	–	Leasing Commissions
Schedule 4.2.8(ii)	–	Tenant Allowances
Schedule 4.2.14	–	Revenue Support Payments
Schedule 5.1.3	–	Permitted Exceptions
Schedule 6.1.9(i)	–	Tenant Claims
Schedule 6.1.9 (ii)	–	Brokerage Agreements
Schedule 6.1.9 (iii)	–	Rent Arrearages
Schedule 6.1.14	–	Tax Appeals
Schedule 6.1.15	–	Employees
Schedule 6.1.16	–	Litigation
Schedule 6.1.19	–	Insurance Policies
Schedule 6.1.22	–	Utilities

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (this “Agreement”) is made and entered into as of the 17th day of November, 2006, by and between NO. 5 TIMES SQUARE DEVELOPMENT LLC, a Delaware limited liability company (“Seller”) and AVR CROSSROADS LLC, a Delaware limited liability company (“Purchaser”).

In consideration of the mutual promises, covenants and agreements hereinafter set forth and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Purchaser agree as follows:

ARTICLE I.

Sale of Property

1.1. Sale. Subject to and in accordance with the terms and conditions set forth in this Agreement, Seller hereby agrees to sell, assign and convey to Purchaser and Purchaser agrees to purchase from Seller, all of Seller’s right, title and interest in and to, the following:

1.1.1. That certain Amended and Restated Agreement of Lease dated as of October 7, 1994 by and between 42nd St. Development Project, Inc. (“Ground Lessor”) and Four Times Square Center Partners, L.P., as assigned to Seller, as amended from time to time (as amended, the “Ground Lease”), which Ground Lease is more particularly described on Exhibit A-1 attached hereto, relating to that parcel of real property lying and being situated in the City of New York, County of New York and State of New York, known as 5 Times Square and being more particularly described on Exhibit A-2 attached hereto (the “Land”);

1.1.2. That certain Amended and Restated Land Acquisition and Development Agreement by and among New York State Urban Development Corporation, 42nd Street Development Project, Inc. and Times Square Center Associates, dated as of October 7, 1994, as amended (the “LADA”), as more particularly described on Exhibit A-3 attached hereto;

1.1.3. That certain Subway Easement and Entrance Agreement by and among Four Times Square Center Partners, L.P., New York City Transit Authority, New York State Urban Development Corporation and The City of New York, dated as of June 21, 1988, as amended (the “Subway Agreement”) as more particularly described on Exhibit A-4 attached hereto;

1.1.4. That certain Project Agreement by and among the New York State Urban Development Corporation, The City of New York, Times Square Center Associates, One Times Square Center Partners L.P., Three Times Square Center Partners, L.P., Four Times Square Center Partners, L.P., Twelve Times Square Center Partners, L.P. and Six Times Square Center Partners, L.P., dated as of June 21, 1988, as amended (the “Project Agreement” and together with the LADA and the Subway Agreement, the “Project Documents”) as more particularly described on Exhibit A-5;

1.1.5. All buildings, structures and other improvements now or hereafter erected or situated on the Land or any portion thereof (the “Improvements”);

1.1.6. The land lying in the bed of any street, highway, road or avenue, opened or proposed, public or private in front of or adjoining the Land or any portion thereof, to the center line thereof, and any strips and gores adjacent to the Land or any portion thereof, and all right, title and interest of Seller in and to any award made or to be made in lieu of the foregoing or any portion thereof and in and to any unpaid award for damage to the Land and Improvements or any portion thereof by reason of any change of grade of any street or any closing of any street, road or avenue;

1.1.7. All rights, privileges, grants and easements appurtenant to Seller’s interest in the Land and the Improvements, if any, including, without limitation, development rights and all of Seller’s right, title and interest, if any, in and to all easements, licenses, covenants and other rights-of-way or other appurtenances used in connection with the beneficial use and enjoyment of the Land and the Improvements (the Ground Lease, the Project Documents, the Improvements and all such easements, grants and appurtenances are sometimes collectively referred to herein as the “Real Property”);

1.1.8. To the extent in effect on the Closing Date, all leases, licenses and other use, occupancy or signage agreements entered into by Seller (or Seller’s agent in case of signage agreements) or its predecessor in interest covering any portion of the Real Property which are (a) in effect as of the date hereof (including all amendments, modifications and supplements thereto) and listed on Exhibit B hereof (collectively (but excluding correspondence that do not otherwise amend, modify or revise the terms thereof in any material respect), the “Existing Leases”) and (b) entered into by Seller after the date hereof in accordance with the terms of this Agreement (collectively, the “New Leases”) (the Existing Leases and the New Leases are referred to herein as, collectively, the “Leases”) and, subject to Section 4.2.6 below, the security deposits under such Leases which have not been applied in accordance with the provisions of such Leases, any guarantees of such Leases, letters of credit delivered in connection with such Leases, and all agreements for the payment of any leasing brokerage commissions in connection with the Leases and this Agreement;

1.1.9. Subject to Section 1.2 hereof, all fixtures, machinery, equipment and tangible personal property, if any, owned by Seller and used solely in connection with the ownership, management, maintenance or operation of the Property (as hereinafter defined) and located at the Real Property as of the date hereof, and all inventory used solely in connection with the management, maintenance or operation of the Improvements owned by Seller and located on the Real Property on the date of Closing, excluding furniture, furnishings, equipment and other personal property of the Tenants (hereinafter defined) and including, without limitation, such fire protection, heating, plumbing, electrical and air conditioning systems as now exist thereat (the “Personal Property”);

1.1.10. All, to the extent assignable or transferable and assumed by Purchaser pursuant to the terms of this Agreement, (i) service contracts, utility agreements, maintenance agreements and other contracts or agreements (other than Leases), and all union or other collective bargaining contracts (a) currently in effect with respect to the Property and listed on Schedule 1.1.10 hereof (collectively, the “Existing Contracts”) and (b) entered into after the date hereof in accordance with the terms of this Agreement (collectively, the “New Contracts”; the Existing Contracts and New Contracts are referred to herein as, collectively, the “Contracts”), if any, and (ii) guarantees, licenses, approvals, certificates, permits, consents, authorizations, variances and warranties relating to the Property (collectively, the “Permits and Licenses”), all to the extent assignable (the Contracts and the Permits and Licenses are sometimes hereinafter collectively referred to as the “Intangible Property”);

1.1.11. All plans, specifications and drawings used in connection with the Land and Improvements which are in Seller’s (or Seller’s property manager’s) possession (the “Plans”);

1.1.12. All copyrights, trademarks, service marks, trade or business names, designations or logos and computer software (other than proprietary software of Seller and its affiliates) relating to the ownership, use, operations and management of the Property; and

1.1.13. All available tenant lists, lease files, correspondence, documents, booklets, manuals and promotional and advertising materials concerning the Real Property, the Leases, the Personal Property or the Intangible Property or used in connection therewith, or any part thereof, to the extent any of the foregoing are located at the Improvements or at Seller’s property manager’s office or otherwise in Seller’s possession and control, and shall specifically exclude any internal books and records of Seller maintained at any of Seller’s offices, internal and external appraisals of the Property and any other privileged or proprietary information not otherwise in the possession of Seller’s property manager (the “Books and Records”).

(All of the above enumerated property, rights and interests to be sold to Purchaser pursuant to this Agreement are sometimes collectively hereinafter referred to as the “Property”).

1.2. Excluded Property. Seller shall not sell, assign, transfer or deliver to Purchaser and Purchaser shall not purchase, acquire or accept from Seller:

1.2.1. Except as expressly set forth in this Agreement, all rights and interests and obligations of Seller as owner of the Property arising prior to the Closing (including, without limitation, tax refunds, casualty and condemnation proceeds, tenant security deposits applied in accordance with the terms of this Agreement, utility deposits and rental arrearages) attributable to periods prior to the Closing;

1.2.2. Except as expressly set forth in this Agreement, any existing cause of action or claim of or against Seller; and

1.2.3. All fixtures, machinery equipment and personal property described in Schedule 1.2.3 hereof.

ARTICLE II.

Purchase Price

2.1. Purchase Price. The purchase price for the Property shall be ONE BILLION TWO HUNDRED THREE MILLION EIGHT HUNDRED AND FIFTY EIGHT THOUSAND THREE HUNDRED AND SIXTY FIVE DOLLARS ($1,203,858,365) (the “Purchase Price”). No portion of the Purchase Price is attributable to the Personal Property. The Purchase Price, net of all prorations as provided for herein, shall be paid by Purchaser as follows:

(i)	FORTY SEVEN MILLION NINTEEN THOUSAND AND FIVE HUNDRED DOLLARS ($47,019,500) of the Purchase Price (the “Deposit”) shall be deposited with Skadden, Arps, Slate, Meagher & Flom LLP, as escrow agent (the “Escrow Agent”), by wire transfer of immediately available federal funds pursuant to the wire transfer instructions set forth on Exhibit U attached hereto, simultaneously with the execution and delivery of this Agreement by Purchaser; and

(ii)	The balance of the Purchase Price (the “Balance of the Purchase Price”) shall be paid on the Closing Date (as hereinafter defined) by wire transfer of immediately available federal funds to or as directed by Seller simultaneously with the delivery of the Assignment of Ground Lease (hereinafter defined).

The Deposit shall be held in escrow and shall be payable in accordance with Article III hereof.

ARTICLE III.

Deposit

3.1. Deposit. Concurrently with the execution of this Agreement, and as a condition precedent to the formation of this Agreement, Purchaser shall deposit with the Escrow Agent the Deposit, the receipt of which is hereby acknowledged by Escrow Agent’s execution hereof. The Deposit and Interest accrued thereon shall be held in escrow, and not in trust, by the Escrow Agent at Citibank, N.A. Subject to the terms of this Agreement, the Escrow Agent shall pay the Deposit to Seller at the Closing.

3.2. Application of Deposit.

3.2.1. If the Closing occurs as contemplated hereunder, then the Deposit shall be paid to Seller and the accrued interest on the Deposit (“Interest”), if any, shall, at Purchaser’s election, (i) be paid to Seller and credited against the Balance of the Purchase Price or (ii) be paid to Purchaser.

3.2.2. In the event that the Closing does not occur as contemplated hereunder because of a default by Purchaser under this Agreement and Seller elects to terminate the Agreement as a result thereof in accordance with the terms hereof, the Deposit and all Interest shall be paid to and retained by Seller, pursuant to Section 12.2 hereof.

3.2.3. In the event that the Closing does not occur as contemplated hereunder because of a default by Seller under this Agreement, or in the event that any of the conditions set forth in Section 9.2 hereof are not satisfied and Purchaser elects to terminate this Agreement as a result thereof, the Deposit and all Interest shall be paid to and retained by Purchaser pursuant to Section 12.1 hereof.

3.2.4. The party receiving such Interest shall pay any income taxes thereon. Seller represents and warrants that Seller’s tax identification number is 04-3372948. Purchaser represents and warrants that Purchaser’s tax identification number is [                    ].

3.2.5. If either party makes a demand upon the Escrow Agent for delivery of the Deposit and Interest, the Escrow Agent shall promptly give notice to the other party of such demand. If a notice of objection to the proposed payment is not received from the other party within ten (10) calendar days of its receipt of notice from the Escrow Agent, the Escrow Agent is hereby authorized to deliver the Deposit and all Interest to the party who made the demand. If the Escrow Agent receives a notice of objection within said ten (10) calendar day period, or if for any other reason the Escrow Agent in good faith elects not to deliver the Deposit and the Interest, then the Escrow Agent shall have the right, at its option, to either continue to hold the Deposit and thereafter pay it to the party entitled thereto when the Escrow Agent receives (i) a notice from the objecting party withdrawing the objection, (ii) a notice signed by both parties directing disposition of the Deposit and Interest or (iii) a final judgment or order of a court of competent jurisdiction or deposit the same with a court of competent jurisdiction in the State of New York, and Escrow Agent shall rely upon the decision of such court or a written statement executed by both Seller and Purchaser setting forth how the Deposit and Interest should be released.

3.3. Escrow Agent. The parties further agree that:

3.3.1. The Escrow Agent is executing this Agreement to acknowledge the Escrow Agent’s responsibilities hereunder, which may be modified only by a written amendment signed by all of the parties. Any amendment to this Agreement that is not signed by the Escrow Agent shall be effective as to the parties thereto, but shall not be binding on the Escrow Agent. Escrow Agent shall accept the Deposit with the understanding of the parties that Escrow Agent is not a party to this Agreement except to the extent of its specific responsibilities hereunder, and does not assume or have any liability for the performance or non-performance of Purchaser or Seller hereunder to either of them.

3.3.2. The Escrow Agent shall be protected in relying upon the accuracy, acting in reliance upon the contents, and assuming the genuineness of any notice, demand, certificate, signature, instrument or other document which is given to the Escrow Agent without verifying the truth or accuracy of any such notice, demand, certificate, signature, instrument or other document;

3.3.3. The Escrow Agent shall not be bound in any way by any other agreement or understanding between the parties hereto, whether or not the Escrow Agent has knowledge thereof or consents thereto unless such consent is given in writing.

3.3.4. The Escrow Agent’s sole duties and responsibilities shall be to hold and disburse the Deposit and Interest accrued thereon in accordance with this Agreement.

3.3.5. The Escrow Agent shall not be liable for any action taken or omitted by the Escrow Agent in good faith and believed by the Escrow Agent to be authorized or within its rights or powers conferred upon it by this Agreement, except for damage caused by the gross negligence, bad faith or willful misconduct of the Escrow Agent.

3.3.6. Upon the disbursement of the Deposit and Interest accrued thereon in accordance with this Agreement, the Escrow Agent shall be relieved and released from any liability under this Agreement.

3.3.7. The Escrow Agent may resign at any time upon at least ten (10) days prior written notice to the parties hereto. If, prior to the effective date of such resignation, the parties hereto shall all have approved, in writing, a successor escrow agent, then upon the resignation of the Escrow Agent, the Escrow Agent shall deliver the Deposit and Interest accrued thereon to such successor escrow agent. From and after such resignation and the delivery of the Deposit and Interest accrued thereon to such successor escrow agent, the Escrow Agent shall be fully relieved of all of its duties, responsibilities and obligations under this Agreement, all of which duties, responsibilities and obligations shall be performed by the appointed successor escrow agent. If for any reason the parties hereto shall not approve a successor escrow agent within such period, the Escrow Agent may bring any appropriate action or proceeding for leave to deposit the Deposit and Interest accrued thereon with a court of competent jurisdiction, pending the approval of a successor escrow agent, and upon such deposit the Escrow Agent shall be fully relieved of all of its duties, responsibilities and obligations under this Agreement.

3.3.8. Seller and Purchaser hereby agree to, jointly and severally, indemnify, defend and hold the Escrow Agent harmless from and against any liabilities, damages, losses, costs or expenses incurred by, or claims or charges made against, the Escrow Agent (including attorneys’ fees, expenses and court costs) by reason of the Escrow Agent’s acting or failing to act in connection with any of the matters contemplated by this Agreement as escrow agent or in carrying out the terms of this Agreement as escrow agent, except as a result of the Escrow Agent’s gross negligence, bad faith or willful misconduct.

3.3.9. Subject to the provisions of Section 3.2.5, in the event that a dispute shall arise in connection with this Agreement, or as to the rights of any of the parties in and to, or the disposition of, the Deposit and Interest, the Escrow Agent shall have the right to (w) hold and retain the Deposit and Interest until such dispute is settled or finally determined by litigation, arbitration or otherwise, or (x) deposit the Deposit and Interest in an appropriate court of law, following which the Escrow Agent shall thereby and thereafter be relieved and released from any liability or obligation under this Agreement, or (y) institute an action in interpleader or other similar action permitted by stakeholders in the State of New York, or (z) interplead any of the parties in any action or proceeding which may be brought to determine the rights of the parties to all or any part of the Deposit.

3.3.10. The Escrow Agent shall not have any liability or obligation for loss of all or any portion of the Deposit by reason of the insolvency or failure of the institution of depository with whom the escrow account is maintained.

3.3.11. The parties hereto represent that prior to the negotiation and execution of this Agreement they were advised that the Escrow Agent was representing Seller as such party’s attorney in connection with this Agreement and the transaction referred to herein and the parties hereto covenant that they shall not object, on the grounds of conflict of interest or otherwise, to the Escrow Agent continuing to act as the attorney for Seller in connection with this Agreement and the transaction contemplated herein, or to act as Seller’s attorney in connection with any dispute in connection herewith or any other matter, as well as act as the Escrow Agent hereunder; provided, however, that the Escrow Agent deposits the Deposit and Interest with a court of competent jurisdiction or transfers the Deposit and all accrued Interest thereon to a mutually agreeable substitute escrow agent.

ARTICLE IV.

Closing, Prorations and Closing Costs

4.1. Closing.

4.1.1. The closing of the purchase and sale of the Property (the “Closing”) shall be held at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, Four Times Square, New York, New York, 10036, or, at Purchaser’s election, at the New York office of the counsel for Purchaser’s lender, at 10:00 a.m. local time on February 28, 2007 (the “Scheduled Closing Date”); provided, however, that on or before January 31, 2007, Seller shall have obtained all necessary approvals as set forth in Section 8.13.1 (the “Approvals”) hereof and delivered copies of same to Purchaser by said date.

4.1.2. If Seller has not obtained the Approvals and delivered copies of same to Purchaser on or before January 31, 2007, then, in such event, Seller, in its discretion, shall have the right to adjourn the Scheduled Closing Date from time to time (each such date being referred to herein as the “New Scheduled Closing Date”), by written notice to Purchaser given not fewer than three (3) days prior to the Scheduled Closing Date or the then existing New Scheduled Closing Date, as the case may be, for the purpose of obtaining and delivery the Approvals provided that in no event shall Seller have the right to extend the Closing Date beyond April 29, 2007 and in all events Seller shall give Purchaser five (5) Business Days prior written notice of the New Scheduled Closing Date.

4.1.3. If Seller (i) has not elected to adjourn the Scheduled Closing Date as set forth in Section 4.1.2, and (ii) has not obtained and delivered the Approvals to Purchaser on or before January 31, 2007, then Purchaser, in its discretion, shall have the right either (I) to terminate this Agreement by giving notice thereof to Seller and Escrow Agent, in which event Purchaser shall be entitled to the return of the Deposit and Interest, and Seller shall pay all costs incurred by Purchaser in connection with this transaction, including, without limitation, due diligence costs, title costs and attorneys’ fees, in an aggregate amount not to exceed $500,000, and neither party shall have any obligations hereunder except those expressly stated to survive the termination of this Agreement or (II) to adjourn the Scheduled Closing Date for a period not to exceed sixty (60) days, by written notice to Seller given on or before January 31, 2007, during which sixty (60) day period Seller shall be obligated to use its commercially reasonable efforts to obtain the Approvals and deliver same to Purchaser on or before the date that is thirty (30) days prior to Closing Date as adjourned by Purchaser in accordance with this Section 4.1.3. If Seller has not obtained the Approvals, and delivered same to Purchaser on or before the date that is thirty (30) days prior to the Closing Date as adjourned by Purchaser as set forth in this Section 4.1.3, then Purchaser shall have the right either (I) waive the condition of the delivery of the Approvals and proceed to close or (II) terminate this Agreement by giving notice thereof to Seller and Escrow Agent, in which event Purchaser shall be entitled to the return of the Deposit and Interest, and Seller shall pay all costs incurred by Purchaser in connection with this transaction, including, without limitation, due diligence costs, title costs and attorneys’ fees, in an aggregate amount not to exceed $500,000, and neither party shall have any obligations hereunder except those expressly stated to survive the termination of this Agreement. If Purchaser shall fail to adjourn the Scheduled Closing Date within the time periods set forth in this Section 4.1.3, then this Agreement shall automatically terminate and the Deposit and Interest shall be returned to the Purchaser and neither party shall have any obligations hereunder except those expressly stated to survive the termination of this Agreement.

4.1.4. If Seller elects to adjourn the Scheduled Closing Date as set forth in Section 4.1.2, but fails to obtain the Approvals and deliver same to Purchaser on or before the New Scheduled Closing Date, then Purchaser shall have the right either (I) to terminate this Agreement by giving notice thereof to Seller and Escrow Agent, in which event Purchaser shall be entitled to the return of the Deposit and Interest, and Seller shall pay all costs incurred by Purchaser in connection with this transaction, including, without limitation, due diligence costs, title costs and attorneys’ fees, in an aggregate amount not to exceed $500,000, and neither party shall have any obligations hereunder except those expressly stated to survive the termination of this Agreement or (II) to adjourn the New Scheduled Closing Date to a date no later than April 29, 2007, by written notice to Seller given on or before the New Scheduled Closing Date, during which period Seller shall use its commercially reasonable efforts to obtain the Approvals and deliver same to Purchaser on or before the date that is five (5) days prior to the Closing Date, as adjourned by Purchaser in accordance with this Section 4.1.4. If Seller has not obtained the Approvals and delivered same to Purchaser on or before the date that is five (5) days prior to the Closing Date as adjourned by Purchaser in accordance with this Section 4.1.4, then Purchaser shall have the right to either (I) waive the condition of the delivery of the Approvals and proceed to close or (II) terminate this Agreement by giving notice thereof to Seller and Escrow Agent, in which event, Purchaser shall be entitled to the return of the Deposit and Interest and Seller shall pay all costs incurred by Purchaser in connection with this transaction, including, without limitation, due diligence costs, title costs and attorneys’ fees, in an aggregate amount not to exceed $500,000 and neither party shall have any obligations hereunder except those expressly stated to survive the termination of this Agreement. If Purchaser shall fail to adjourn the Scheduled Closing Date within the time periods set forth in this Section 4.1.4, then this

Agreement shall automatically terminate and the Deposit and Interest shall be returned to the Purchaser and neither party shall have any obligations hereunder except those expressly stated to survive the termination of this Agreement.

4.1.5. Notwithstanding the foregoing, if Seller is unable to obtain the Approvals because (i) Purchaser is a Prohibited Person (as defined in the Ground Lease), (ii) Purchaser fails to satisfy any conditions to a transfer of the Ground Lease as set forth therein, or (iii) Purchaser fails to deliver the information and materials required under the terms of the Ground Lease, Seller shall have the right to terminate this Agreement by giving thirty (30) days written notice thereof to Purchaser and Escrow Agent, in which event, Purchaser shall be entitled to the return of the Deposit and Interest, provided that if Purchaser, with Seller’s cooperation, shall be able to provide such information or materials as shall meet the requirements for the Approvals and the Approvals are issued within such thirty (30) day period, then this Agreement shall remain in full force and effect.

4.1.6. As used herein “Closing Date” shall mean the date on which the Closing occurs. In order to facilitate the timely and expeditions closing of title and the payment of the Purchaser Price on the Closing Date, Seller and Purchaser shall conduct and complete a comprehensive pre-closing on the business day or business days (or may be necessary) prior to the Closing Date.

4.2. Prorations. All matters involving prorations, credits or adjustments to be made in connection with the Closing and not specifically provided for in another section of this Agreement shall be adjusted in accordance with this Section 4.2. Except as otherwise set forth herein, all items to be prorated pursuant to this Section 4.2 shall be prorated as of 11:59 P.M. on the day immediately preceding the Closing Date, with Purchaser to be treated as the owner of the Property, for purposes of prorations of income and expenses, on and after the Closing Date. Notwithstanding the foregoing, in the event that the Purchase Price is not disbursed to or as directed by Seller on or before 3:00 p.m. (eastern time) on the Closing Date, then, for purposes of this Section 4.2, the Closing shall be deemed to have occurred on the next business day and all adjustments shall be recomputed accordingly. Except as otherwise set forth herein, all prorations shall be done in accordance with the customs with respect to title closings recommended by The Real Estate Board of New York, Inc. All prorations and closing payments shall be made on the basis of a Proration Statement (as hereinafter defined) approved in writing by Purchaser and Seller as hereinafter set forth. If, subsequent to the Closing, Seller or Seller’s managing agent receives any rental checks from any Tenants made payable to Seller which relate to the period subsequent to the Closing, Seller shall endorse such checks to the payment of Purchaser and promptly deliver the same to Purchaser.

Not later than five (5) business days prior to the Closing Date, Seller will deliver to Purchaser a proposed “Proration Statement” which shall contain per diem amounts of all closing amounts to be prorated. Not later than three (3) business days prior to the Closing Date, Purchaser shall deliver to Seller a written statement of objection or agreement to such Proration Statement. Not later than two (2) business days prior to the Closing Date, Purchaser and Seller shall meet for the purpose of agreeing to and finalizing the Proration Statement, each of Purchaser and Seller hereby agree to act reasonably and in good faith in such discussions and determinations.

Any errors in apportionments pursuant to this Section 4.2 shall be corrected by appropriate re-adjustment between Seller and Purchaser subsequent to the Closing when the charge or error is determined.

The following items shall be prorated:

4.2.1. Property Taxes. Personal property taxes, business improvement district assessments and charges, vault charges and special assessments, if any, for the current fiscal year of the applicable taxing authority in which the Closing Date occurs. Seller shall pay all real estate and personal property taxes, business improvement district assessments and charges, vault charges and special assessments attributable to the Property through, but not including, the Closing Date. If the tax rate, assessment and/or assessed value for any of the foregoing items has not been set for the tax period in which the Closing occurs, then the proration of such items shall be based upon the rate, assessment and/or assessed value for the immediately preceding tax period and such proration shall be adjusted (within six (6) months after the Closing Date but subject to the rights of Seller and Purchaser under Section 8.6 hereof) in cash between Seller and Purchaser promptly upon presentation of written evidence that the actual amount paid for the tax period in which the Closing occurs differs from the amounts used in the calculation of the proration of such amounts in accordance with the provisions of Section 4.2.15 hereof. Any discount received for an early payment shall be for the benefit of Seller.

4.2.2. Ground Rent. All rents and other amounts due to Ground Lessor under the Ground Lease such that Seller shall pay and be responsible for all of the same attributable to the Land and Improvements to but not including the Closing Date and Purchaser shall pay and be responsible for all of the same attributable to the Land and Improvements on and after the Closing Date; provided, however, that only the portion of rents payable under the Ground Lease as cash (as opposed to credits available to Seller for application towards rental payments under the Ground Lease) shall be adjusted. Credits available to Seller pursuant to the LADA and applied in partial satisfaction of rental payments under the Ground Lease shall not be included in such adjustments.

4.2.3. Insurance Premiums. There shall be no proration of Seller’s insurance premiums, or assignment of Seller’s insurance policies with respect to the Property, and Seller shall cancel all of its existing policies with respect to the Property as of the Closing Date.

4.2.4. Utilities and Services. Purchaser and Seller hereby acknowledge and agree that the amounts of all telephone, electric, sewer, water, gas, steam and other utility bills, trash removal bills, janitorial and maintenance service bills and all other operating and administrative expenses relating to the Property and allocable to the period prior to the Closing Date (other than such items which are the obligation of and directly paid by a Tenant under its Lease) shall be determined and paid by Seller before Closing, if possible, or shall be paid thereafter by Seller or adjusted between Purchaser and Seller immediately after the same have been determined. Seller shall have all base building meters read as of the Closing Date or within five (5) business days thereafter. Purchaser shall cause all utility services to be placed in Purchaser’s name as of the Closing Date. All deposits, if any, furnished by Seller to any utility company or other service provider shall be retained by or refunded to Seller by the utility company or other service provider.

4.2.5. Base Rents. Base or fixed rents due under Leases (“Fixed Rent”) shall be adjusted on an if, as and when collected basis. If, on the Closing Date, any tenant under a Lease (a “Tenant”) is in arrears in the payment of such rent, then any amounts received by Seller or Purchaser from any such Tenant after the Closing on account of such rent (net of reasonable costs of collection, including reasonable attorneys fees and disbursements) shall be applied in the following order of priority: (i) first to the payment of monies owed to Seller and Purchaser for the billing period in progress on the Closing Date, (ii) second to any current sums and arrearages owed to Purchaser (relating to billing periods after the billing period in progress as of the Closing Date), and (iii) last to Seller for the period prior to the month in which the Closing occurred. If rents or any portion thereof received by Seller or Purchaser after the Closing are payable to the other party by reason of this allocation, the appropriate sum shall be promptly paid to the other party. At Closing, Seller shall deliver to Purchaser a schedule of any rent which is delinquent as of the Closing Date. Notwithstanding anything contained herein to the contrary, (A) Seller shall have the right, at its sole cost and expense, to pursue in its own name after the Closing any tenants to collect delinquencies for periods prior to the Closing (including, without limitation, by the prosecution of an action or proceeding, provided that with respect to tenants who are, at the time in question, in occupancy of any portion of the Property, no such action or proceeding shall require the eviction of any such tenant without the Purchaser’s consent, which consent shall be granted in Purchaser’s sole and absolute discretion, and in which event all sums collected by Seller as a result of such litigation (after payment of all costs and expenses) shall be applied in full satisfaction of the subject delinquencies), and (B) with respect to Tenants who are, at the time in question, in occupancy of a portion of the Property, Purchaser agrees that it shall use commercially reasonable efforts to collect any such delinquent rents allocable to the period of Seller’s ownership of the Property provided that in no event shall such efforts require the eviction of any such tenant unless Purchaser shall agree thereto in writing, and in which event all sums collected by Purchaser as a result of such litigation (after payment of all costs and expenses, including reasonable attorneys’ fees) shall be applied in full satisfaction of the subject delinquencies. Seller shall furnish to Purchaser such accurate information (based on Seller’s records) relating to the period prior to the Closing that is reasonably necessary for the billing of such Fixed Rent. Purchaser shall bill Tenants for Fixed Rent for accounting periods prior to the Closing in accordance with and on the basis of such information furnished by Seller. Subsequent to the Closing, Seller shall have the right, from time to time for a period of ninety (90) days following the Closing, to review Purchaser’s rental records with respect to the Property during Purchaser’s ordinary business hours, at Purchaser’s offices, to ascertain the status of Purchaser’s billing and collection of Fixed Rent. No action which results in the compromising of any claim against any Tenant with respect to base or fixed rents due under such Tenant’s Lease for the period prior to the Closing shall be made without Seller’s prior written approval, which approval shall not be unreasonably withheld, delayed or conditioned. No legal action or proceeding to collect Fixed Rent shall be first commenced by Seller against a Tenant after the date which is six (6) months after the Closing Date.

4.2.6. Additional Rents. (a) If any Tenants are required to pay percentage rents, charges for operating expenses, escalation charges for increases in operating expenses, if any, business improvement district assessments, theater surcharges pursuant to any of the Project Documents, porter’s wage increases, labor cost increases, cost-of-living increases, charges for electricity, water, cleaning or overtime services, work order charges, “sundry charges” or other charges of a similar nature (collectively, “Additional Rents”), the same shall be adjusted on an if, as and when collected basis. With respect to any estimated Additional Rents paid or payable by Tenants for any period prior to the Closing which, pursuant to the applicable Lease, are to be recalculated after the Closing based upon actual expenses and other relevant factors, (i) Seller agrees, with respect to such adjustments which are in favor of any such Tenant, to pay to Purchaser the amount of such adjustment (after which Purchaser shall pay directly to the Tenant in question), within fifteen (15) days after written demand and presentation to Seller of documentation in support of such adjustments, and (ii) Purchaser agrees, with respect to such adjustments which are in favor of landlord, to pay to Seller the amount of such adjustments which the Tenant pays to Purchaser, within fifteen (15) days after receipt thereof by Purchaser. Purchaser agrees that it shall, in accordance with Purchaser’s standard practice in the management and operation of the Real Property, bill Tenants such Additional Rents attributable to an accounting period that shall have expired prior to the Closing in the same manner that Purchaser bills tenants for Additional Rents in respect of an accounting period that shall expire after the Closing (including without limitation, the annual “true up” at the end of each calendar year). Notwithstanding anything contained herein to the contrary, (A) Seller shall have the right, at its sole cost and expense, to pursue in its own name after the Closing any tenants to collect delinquencies for periods prior to the Closing (including, without limitation, by the prosecution of an action or proceeding, provided that with respect to tenants who are, at the time in question, in occupancy of any portion of the Property, no such action or proceeding shall require the eviction of any such tenant without the Purchaser’s consent, and in which event all sums collected by Seller as a result of such litigation (after payment of all costs and expenses) shall be applied in full satisfaction of the subject delinquencies), and (B) with respect to Tenants who are, at the time in question, in occupancy of a portion of the Property, Purchaser agrees that it shall use commercially reasonable efforts to collect any such delinquent Additional Rent allocable to the period of Seller’s ownership of the Property provided that in no event shall such efforts require the eviction of any such tenant unless Purchaser shall agree thereto in writing, and in which event all sums collected by Purchaser as a result of such litigation (after payment of all costs and expenses) shall be applied in full satisfaction of the subject delinquencies). Seller shall furnish to Purchaser such accurate information (based on Seller’s records) relating to the period prior to the Closing that is reasonably necessary for the billing of such Additional Rents. Purchaser shall bill Tenants for Additional Rents for accounting periods prior to the Closing in accordance with and on the basis of such information furnished by Seller. Subsequent to the Closing, Seller shall have the right, from time to time for a period of ninety (90) days following the Closing, to review Purchaser’s rental records with respect to the Property during Purchaser’s ordinary business hours, at Purchaser’s offices, to ascertain the status of Purchaser’s billing and collection of Additional Rent. No action which results in the compromising of any claim against any Tenant with respect to base or fixed rents due under such Tenant’s Lease for the period prior to the Closing shall be made without Seller’s prior written approval, which approval shall not be unreasonably withheld, delayed or conditioned. No legal action or proceeding to collect Additional Rent shall be first commenced by Seller against a Tenant after the date which is six (6) months after the Closing Date.

With respect to any Tenant which has paid all Additional Rents due and payable to the Closing Date, if, prior to the Closing, Seller or Seller’s managing agent shall have actually received and collected any installments or other amounts of Additional Rents from such Tenant attributable to Additional Rents for periods from and after the Closing Date, then, Purchaser shall receive a credit against the Balance of the Purchase Price in the amount of such installments or other amounts of Additional Rents at the Closing.

(b) Any Additional Rents collected by Purchaser or Seller after the Closing from Tenants who owe Additional Rents for periods prior to the Closing (to the extent not applied against Fixed Rents due and payable by such Tenant in accordance with Section 4.2.5 above) shall be applied to Additional Rents then due and payable in the following order of priority (i) first, in payment of Additional Rents for the accounting period in which the Closing Date occurs, with such amounts being prorated between Purchaser and Seller based upon the number of days each owned the Property during the accounting period in which the Closing occurs; (ii) second, in payment of Additional Rents for any accounting periods which commenced after the Closing occurs, but only to the extent payments of Additional Rents for such accounting period are then currently due; and (iii) third, in payment of Additional Rents for accounting periods preceding the accounting period prior to the accounting period in which the Closing occurs. Notwithstanding the foregoing, (I) if any Additional Rents are collected by Purchaser after the Closing Date which are expressly attributable in whole or in part to any period prior to the Closing, then Purchaser shall promptly pay to Seller its proportionate share thereof, (II) if any Additional Rents are collected by Seller after the Closing Date which are expressly attributable in whole or in part to any period prior to the Closing, then Seller may retain its proportionate share thereof, and (III) any funds collected by Purchaser for Additional Rents as the result of an end of billing period “true up” that are in favor of landlord, shall be divided between Seller and Purchaser based upon the number of months each held the landlord’s interest in the Property for such billing period. At the Closing, Purchaser shall receive a credit against the Balance of the Purchase Price for any rents or other amounts paid by Tenants pursuant to the Leases actually received and collected by Seller prior to Closing, but that correspond to real estate taxes, operating expenses or other charges which are not due and payable until after the Closing.

4.2.7. Reserved.

4.2.8. Brokerage Commissions and Tenant Improvements.

(i) Seller and Purchaser shall each be responsible for the payment of those leasing commissions and referral fees (collectively, “Leasing Commissions”) relating to Existing Leases executed prior to the date hereof (the “Leasing Cut-off Date”) as set forth on Schedule 4.2.8(i) attached to this Agreement, as the same become due and payable, it being the intention that (except as otherwise provided in Schedule 4.2.8(i)), (A) Seller shall be responsible for the payment of all Leasing Commissions relating to Existing Leases other than Leasing

Commissions or fees due or payable as a result of (i) the exercise of any renewal option or other option or right or failure to exercise any right under any Existing Lease which is exercised or not exercised after the Leasing Cut-off Date (including, without limitation, failure by a tenant to exercise a termination option subsequent to the Leasing Cut-off Date), or (ii) any renewal, expansion or other modification of an Existing Lease entered into after the Leasing Cut-off Date or otherwise agreed to by Purchaser after the Leasing Cut-off Date and (B) Purchaser shall be responsible for the payment of (i) all Leasing Commissions due or payable as a result of the exercise of any renewal option or other option or right, or failure to exercise any right, under any Existing Lease after the Leasing Cut-off Date (including, without limitation, any such Leasing Commissions which become due and payable as the result of any extension of month to month tenancies occurring subsequent to the Leasing Cut-off Date or failure by a tenant to exercise a termination option subsequent to the Leasing Cut-off Date), (ii) as the result of any renewal, expansion or modification of any Existing Lease entered into after the Leasing Cut-off Date or otherwise agreed to by Purchaser after the Leasing Cut-off Date and (iii) all payments arising or accruing under the Master Signage Agreement which relate to the period after the Closing and payments due for licenses entered into prior to the Closing Date. Purchaser shall reimburse Seller as an adjustment item to the extent Seller has paid any Leasing Commissions which are the responsibility of Purchaser under the preceding sentence. Seller represents and warrants, except as set forth on Schedule 4.2.8(i), there are no other Leasing Commissions as of the date hereof payable in connection with the Existing Leases.

(ii) Seller and Purchaser shall each be responsible for the payment of all tenant improvement expenses (including all hard and soft construction costs, whether payable to the contractor or to the tenant), tenant allowances, tenant “buy-out” or lease surrender costs, work allowances and work letters, free rent, rent allowances or rent credit (and, in the case of any such inducement not paid in cash, the dollar value thereof), legal fees and expenses, moving allowances and other out-of-pocket costs (collectively, the “Tenant Allowances”) as set forth on Schedule 4.2.8(ii) attached to this Agreement, as the same become due and payable, it being the intention that (except as otherwise provided in Schedule 4.2.8(ii)), (A) Seller shall be responsible for the payment of all Tenant Allowances which are the obligation of the landlord under the Existing Leases and (B) Purchaser shall be responsible for the payment of all Tenant Allowances to the extent they become due and payable during the term of Existing Leases and (i) do not relate to the initial occupancy by the tenants thereunder, or (ii) relate to renewal periods or additional space under renewal options, expansion options or first offer rights, under the Existing Leases exercised on or after the Leasing Cut-off Date or otherwise agreed to by Purchaser after the Leasing Cut-off Date. Seller shall reimburse Purchaser as an adjustment item to the extent Seller has not paid any Tenant Allowance prior to the Closing which are the responsibility of the Seller under the preceding sentence. Purchaser shall reimburse Seller as an adjustment item to the extent Seller has paid any Tenant Allowances prior to Closing which are the responsibility of Purchaser under the preceding sentence. Seller shall in no event be obligated to pay for any increased costs relating to change orders or additions to the tenant improvements or changes in the scope of the work or the specifications agreed to by Purchaser and issued on or after the Leasing Cut-off Date with respect to Existing Leases. Seller represents and warrants, except as set forth on Schedule 4.2.8(ii) there are no other Tenant Allowances payable in connection with the Existing Leases.

4.2.9. Employees. Salaries, wages, vacation pay, bonuses and any other fringe benefits (including, without limitation, social security, unemployment compensation, employee disability insurance, sick pay, welfare and pension fund contributions, payments and deposits, if any) of all Employees (as hereinafter defined).

4.2.10. Reserved.

4.2.11. Contracts. Charges and payments under Contracts or permitted renewals or replacements thereof, which Purchaser has elected to assume, on the basis of current billing period on a per diem basis based upon the number of days in the current billing period prior to the Closing Date (which shall be allocated to Seller) and the number of days in the current billing period on or after the Closing Date (which shall be allocated to Purchaser).

4.2.12. Permit Fees. Fees and other amounts payable under the Licenses and Permits.

4.2.13. Reserved.

4.2.14. Revenue Support.

(i) Seller shall pay to Purchaser the amounts listed on Schedule 4.2.14 attached hereto (each, a “Revenue Support Payment”). Each Revenue Support Payment shall be paid on the first day of each calendar month after the Closing; provided, however, that with respect to the month in which the Closing occurs, Seller shall pay to Purchaser at Closing an amount equal to the product of (i) a fraction, the numerator of which is the number of days remaining in such month (inclusive of the Closing Date) and the denominator of which shall be the total number of days in such month and (ii) the Revenue Support Payment applicable for the period in which the Closing occurs. Each Revenue Support Payment shall be deemed to constitute an adjustment to the Purchase Price paid by the Purchaser hereunder.

(ii) At Closing, Boston Properties Limited Partnership (“BPLP”) shall execute a “Guaranty Agreement” in the form of Exhibit T attached hereto with respect to the prompt and unconditional payment of the Revenue Support Payments.

(iii) The provisions of this Section 4.2.14 shall survive the Closing.

4.2.15. Method of Calculation. For purposes of calculating prorations, Purchaser shall be deemed to be the owner of the Property, and therefore entitled to the income therefrom and responsible for the expenses thereof for the entire day upon which the Closing occurs, and thereafter all such prorations shall be made on the basis of the actual number of days of the month which shall have elapsed as of the day of the Closing and based upon the actual number of days in the month and a three hundred sixty five (365) day year. Seller and Purchaser agree to use reasonable efforts to calculate all adjustments required under this Article IV (and to make the adjustment payments resulting from such calculations) with respect to those items of income and expense which are ascertainable on the Closing Date by no later than twenty (20)

days after the Closing Date. Each other item of income and expense which is subject to adjustment under this Article IV, but which is not ascertainable on the Closing Date will be adjusted retroactive to the Closing Date, and the payment made on such adjustment within sixty (60) days after the date that such adjustment becomes ascertainable, i.e., the date by which each party, in its good faith business judgment, has sufficient information to make such adjustment. The parties agree that each party shall have the right following Closing, on reasonable written notice to the other, from time to time to review the books and records of such other party pertaining solely to the operations of the Property to the extent reasonably necessary to confirm the amounts of adjustments payable to Seller and/or Purchaser following the Closing, and Seller and Purchaser shall instruct any property manager to make its books and records available for this purpose. Purchaser and Seller shall cooperate as necessary following the Closing in order to promptly and in good faith discharge their respective obligations under this Article IV. Notwithstanding the foregoing and subject to Section 8.6 hereof, any claim for an adjustment under Section 4.2 will be valid if made in writing with reasonable specificity within one (1) year after the Closing Date, except in the case of items of adjustment which at the expiration of such period are subject to pending litigation or administrative proceedings. Claims with respect to items of adjustment which are subject to litigation or administrative proceedings will be valid if made on or before the later to occur of (i) the date that is one (1) year after the Closing Date and (ii) the date that is one hundred eighty (180) days after a final order shall have issued in such litigation or administrative hearing. Both parties shall use good faith efforts to resolve any disputed claims promptly.

4.2.16. Survival. The provisions of this Section 4.2 shall survive the Closing.

4.3. Transfer Taxes. Seller shall pay at Closing all transfer taxes imposed upon the conveyance of the Property hereunder pursuant to Section 1402 of the New York State Tax Law and Title 11 of Chapter 21 of the Administrative Code of the City of New York (the “Transfer Taxes”) and agrees to indemnify and hold Purchaser harmless with respect thereto. Seller shall file or cause to be filed all necessary tax returns with respect to all such Transfer Taxes and, to the extent required by applicable law, Purchaser will join in the execution of any such tax returns. The provisions of this Section 4.3 shall survive the Closing.

4.4. Sales Taxes. Although it is not anticipated that any sales tax shall be due and payable, Purchaser agrees that Purchaser shall pay any and all New York State and New York City sales and/or compensating use taxes imposed upon or due in connection with the transactions contemplated hereunder under Sections 1105, 1107, 1109 and 1110 of the New York State Tax Law and any successor provisions thereto or replacement provisions thereof. Purchaser shall file all necessary tax returns with respect to all such taxes and, to the extent required by applicable law, Seller will join in the execution of any such tax returns.

4.5. Closing Costs.

4.5.1. Purchaser shall pay all recording fees and charges associated with the recordation of the Assignment of Ground Lease (as hereinafter defined), other than the Transfer Taxes, which are payable by Seller under Section 4.3. Seller shall pay all fees and commissions due to the Broker (as hereinafter defined) in accordance with Section 13.1. Purchaser shall pay all title insurance premiums, title examination fees and survey costs incurred by Purchaser.

Seller shall pay for all costs and charges in connection with the preparation and delivery of Seller’s Title Report (as hereinafter defined). All other costs, fees, expenses and charges of any kind incident to the sale and conveyance of the Property from Seller to Purchaser, including attorneys’ fees and consultants’ fees, shall be borne by the party incurring the same.

4.5.2. Seller shall (i) take any action as may be required by the Ground Lease to notify Ground Lessor of the transactions contemplated hereby and (ii) pay at Closing any Transaction Payment (as defined in the Ground Lease) required to be paid in connection with the Assignment of Ground Lease in accordance therewith. Seller shall indemnify and hold Purchaser harmless from any and all claims, losses, liabilities and lawsuits arising from or as a result of Seller’s failure to pay all or any portion of the Transaction Payment.

ARTICLE V.

Title and Survey Matters

5.1. Title.

5.1.1. Updated Commitment and Survey. Purchaser shall, at its sole cost and expense, within five (5) business days from the date hereof, order a title insurance commitment for an owner’s policy of title insurance for the Real Property (the “Purchaser’s Title Commitment”) from any nationally recognized title insurance company (the “Title Company”), setting forth the status of title to the Real Property and any defects in or objections or exceptions to title to the Real Property, together with true and correct copies of all instruments giving rise to such defects, objections or exceptions. Purchaser shall instruct the Title Company to forward a copy of the Purchaser’s Title Commitment and any updates thereof to Seller’s attorney simultaneously with the issuance thereof to Purchaser. Seller has delivered to Purchaser a copy of a survey of the Real Property, dated December 9, 2002 and most recently visually certified as of October 13, 2005, as prepared by Earl B. Lovell – S.P. Belcher, Inc. (the “Survey”). Purchaser shall instruct the surveyor to forward a copy of any updated Survey and any further updates thereof to Seller’s attorney and the Title Company simultaneously with the issuance thereof to Purchaser.

5.1.2. Title Objections. If the Purchaser’s Title Commitment or any update of either the Survey or the Purchaser’s Title Commitment shall reveal or disclose any defects, objections or exceptions in the title to the Real Property which are not Permitted Exceptions (as hereinafter defined) and to which Purchaser objects (“Title Objections”), then Purchaser (or Purchaser’s counsel) shall notify Seller (or Seller’s counsel) of such Title Objections in writing within ten (10) days of Purchaser’s receipt thereof.

If Purchaser does not notify Seller in writing of any such Title Objections within the time period set forth in this Section 5.1.2, then Purchaser shall be deemed to have accepted the state of title to the Real Property reflected in the Purchaser’s Title Commitment, the Survey or any updates of either received by Purchaser and to have waived any claims or defects which it might otherwise have raised with respect to the matters reflected therein and the same shall be deemed to be Permitted Exceptions for all purposes of this Agreement.

5.1.3. Permitted Exceptions.

(a) Seller’s Title Report. Purchaser acknowledges receipt of a copy of (a) a commitment for an owner’s title insurance policy for the Real Property prepared by Fidelity Title Insurance Company under its Title No. 06-7406-14812-NYM (the “Seller’s Title Report”), together with copies of all instruments giving rise to any defects, objections or exceptions noted in such commitment and (b) the Survey. At the Closing, Seller shall convey and Purchaser shall accept leasehold title to the Real Property subject only to the Permitted Exceptions.

(b) Permitted Exceptions to Title. The Property shall be sold and conveyed subject to the following exceptions to title (the “Permitted Exceptions”):

(1) any state of facts shown on the Survey and any state of facts an accurate survey would show provided such additional state of facts do not render title to the Property unmarketable;

(2) all laws, ordinances, rules and regulations of any Governmental Authority (as hereinafter defined), as the same now exist or may be hereafter modified, supplemented, promulgated, meted or issued;

(3) right, lack of right or restricted right of any owner of the Property to construct and/or maintain (and the right of any Governmental Authority to require the removal of) any vault or vaulted area, in or under the streets, sidewalks or other areas abutting the Property, and any applicable licensing statute, ordinance and regulation, the terms of any license pertaining thereto and the lien of vault taxes, provided any such vault taxes or charges which are then due and payable are paid by Seller at Closing;

(4) all presently existing and future liens of real estate assessments and water rates, water meter charges, water frontage charges and sewer taxes, rents and charges, if any, provided that such items are not due and payable an are apportioned as provided in this Agreement;

(5) all violations of laws, ordinances, orders, requirements or regulations of any Governmental Authority, applicable to the Property whether or not noted in the records of or issued by, any Governmental Authority, existing on the Closing Date (subject to the indemnity set forth in Section 5.2 hereof);

(6) such matters as either Seller’s Title Company or the Title Company shall be willing to omit as exceptions to coverage or affirmatively insure over at no cost or expense to Purchaser with respect to an owner’s policy issued by the Title Company or the Seller’s Title Company on the Closing Date.

(7) minor variations between the tax lot lines and the description of the Land set forth on Exhibit A-2 attached hereto and made a part hereof;

(8) all utility easements of record;

(9) reserved;

(10) exceptions set forth on Schedule 5.1.3;

(11) any defects, objections or exceptions in the title to the Real Property disclosed in Purchaser’s Title Commitment or any update thereof or any updates of the Survey with respect to which Title Objections have not been delivered within ten (10) days of Purchaser’s receipt thereof;

(12) any defects or other matters which will be extinguished upon the transfer of the Property; and

(13) any other matter or thing affecting title to the Property that Purchaser shall have agreed or be deemed to have agreed to waive.

5.1.4. Elimination of Liens. If any Title Objections appear in the Purchaser’s Title Commitment or any updates thereof or any updates to the Survey which are not Permitted Exceptions and to which Purchaser has timely objected pursuant to Section 5.1.2 hereof, then Seller shall be obligated to cause to be released, satisfied and otherwise discharged of record all such Title Objections which are (1) a mortgage, deed of trust, security agreement, financing statement, or any other instrument which evidences or secures indebtedness, (2) a mechanics’ lien, (the items described in the preceding subclauses (1) and (2), collectively, “Monetary Encumbrances”) or (3) any other lien which can be satisfied by the payment of a liquidated sum not in excess of $25,000,000 in the aggregate of all such other liens, judgments, fines or penalties of record (the items described in the preceding subclause (3) being “Other Liens”), and (4) any encumbrances voluntarily recorded or otherwise placed or permitted to be placed by Seller against the Property on or following the date of Seller’s Title Report and not approved by Purchaser (“Voluntary Encumbrances”). Nothing herein shall require Seller to cure any title objection other than as expressly set forth in the immediately preceding sentence. Seller, in its discretion, may adjourn the Closing Date for up to sixty (60) days, but in no event shall the Closing Date be adjourned beyond April 29, 2007, in the aggregate in order to eliminate any Title Objections or Voluntary Encumbrances (which in either case are not Permitted Exceptions). In lieu of eliminating any Title Objections which are not Permitted Exceptions which Seller shall be required, pursuant to the express terms hereof, to eliminate under this Agreement, Seller may, subject to the approval of the Title Company, deposit with the Title Company such amount of money as may be determined by the Title Company as being sufficient to induce the Title Company, without the payment of any additional premium by Purchaser, to omit such Title

Objections which are not Permitted Exceptions from Purchaser’s title insurance policy. If, as of the Closing Date, there are any Title Objections (which are not Permitted Exceptions or are not otherwise omitted from Purchaser’s title insurance policy without the payment of additional premiums), then, subject to Seller’s right to adjourn the Closing Date for up to sixty (60) days, but in no event shall the Closing Date be adjourned beyond April 29, 2007, in the aggregate in order to eliminate any Title Objections or Voluntary Encumbrances, Purchaser shall have the right (as its sole and exclusive remedy with respect to such matters) either (I) to terminate this Agreement by delivering notice thereof to Seller, in which event Purchaser shall be entitled to the return of the Deposit and Interest and Seller shall pay all costs incurred by Purchaser in connection with this transaction, including, without limitation, due diligence costs, title costs and attorneys’ fees, in an aggregate amount not to exceed $500,000, and neither party shall have any obligations hereunder except those expressly stated to survive the termination of this Agreement, or (II) to waive, in writing, its objection thereto and consummate the Closing, in which event (i) such Title Objections shall thereupon constitute Permitted Exceptions for all purposes of this Agreement and (ii) Seller shall be obligated, at Closing, to remove any Voluntary Encumbrances which are not Permitted Exceptions and Purchaser shall be entitled to a credit against the Balance of the Purchase Price in an amount equal to the sum of (x) the amount necessary to discharge of record all of the unsatisfied Monetary Encumbrances and (y) the lesser of (Y) the amount necessary to discharge of record all of the unsatisfied Other Liens or (Z) $25,000,000. Seller agrees that Seller shall not voluntarily enter into any agreement to create a lien or encumbrance on the Property after the date hereof without Purchaser’s prior written consent, which consent may be granted in Purchaser’s sole and absolute discretion.

5.1.5. Payment from Balance of the Purchase Price. Any unpaid water charges, sewer rents and assessments, together with the interest and penalties thereon to a date not more than five (5) business days following the Closing Date (in each case subject to any applicable apportionment), and any Monetary Encumbrances or Other Liens, together with the cost of recording or filing any instruments necessary to discharge such Monetary Encumbrances or Other Liens, may be paid out of the proceeds of the Balance of the Purchase Price payable at the Closing. Seller hereby agrees to deliver to Purchaser’s Title Company, on the Closing Date, instruments in recordable form sufficient to discharge any such Monetary Encumbrances or Other Liens and to cause the Title Company to omit same from the Title Commitment. Upon request of Seller, delivered to Purchaser no later than two (2) business days prior to the Closing, Purchaser shall provide at the Closing a wire transfer of federal funds as Seller shall direct, in an aggregate amount not to exceed the Balance of the Purchase Price, as adjusted for apportionments required under this Agreement, payable at the Closing.

5.1.6. Affidavits. If the Purchaser’s Title Commitment discloses judgments, bankruptcies or other returns against other persons having names the same as or similar to that of Seller, Seller, on request, shall deliver to the Title Company affidavits showing that such judgments, bankruptcies or other returns are not against Seller, in form reasonably acceptable to the Title Company and to Seller.

5.2. Violations. Purchaser agrees to purchase the Property subject to any and all notes or notices of violations of law, or municipal ordinances, orders, designations or requirements whatsoever noted in or issued by any federal, state, municipal or other governmental department, agency or bureau or any other governmental authority having jurisdiction over the Property

(collectively, “Violations”), or any condition or state of repair or disrepair or other matter or thing, whether or not noted, which, if noted, would result in a violation being placed on the Property. Seller shall have no duty to remove or comply with or repair any condition, matter or thing, whether or not noted, which, if noted, would result in a violation being placed on the Property, Seller shall have no duty to remove or comply with or repair any of the aforementioned Violations, or other conditions, and Purchaser shall accept the Property subject to all such Violations, the existence of any conditions at the Property which would give rise to such Violations, if any, and any governmental claims arising from the existence of such Violations, in each case without any abatement of or credit against the Purchase Price. Notwithstanding the foregoing to the contrary, Seller agrees to use its commercially reasonable efforts to remedy and/or discharge Environmental Control Board violation number 344585468 prior to the Closing (but such remedy or discharge shall not be a condition to Closing hereunder) and if such violation is not discharged prior to Closing, Seller shall indemnify and hold Purchaser harmless from any and all claims, losses and liabilities arising from or as a result of such violation. BPLP shall guaranty the obligations of Seller under the foregoing indemnity as and to the extent provided in the Guaranty Agreement.

ARTICLE VI.

Representations and Warranties of Seller

6.1. Seller’s Representations. Seller represents and warrants that the following matters are true and correct as of the date hereof with respect to Seller and to the Property:

6.1.1. Authority. Seller is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware and has the requisite power and authority to enter into and perform the terms of this Agreement. This Agreement has been duly authorized, executed and delivered by Seller, is the legal, valid and binding obligation of Seller, and does not violate any provision of any agreement or judicial order to which Seller is a party or to which Seller is subject. All documents to be executed by Seller which are to be delivered at Closing will, at the time of Closing, be duly authorized, executed and delivered by Seller, be legal, valid and binding obligations of Seller. Seller is not subject to any law, order, decree, restriction or agreement (including any provisions of the Articles of Organization or operating agreement of Seller) which prohibits or would be violated by this Agreement or the consummation of the transactions contemplated hereby.

6.1.2. Bankruptcy or Debt of Seller. Seller has not made a general assignment for the benefit of creditors, filed any voluntary petition in bankruptcy or, to Seller’s knowledge, suffered the filing of an involuntary petition by Seller’s creditors, suffered the appointment of a receiver to take possession of all, or substantially all, of Seller’s assets, suffered the attachment or other judicial seizure of all, or substantially all, of Seller’s assets, admitted in writing its inability to pay its debts as they generally come due or made an offer of settlement, extension or composition to its creditors generally.

6.1.3. Foreign Person. Seller is not a “foreign person” within the meaning of Section 1445(f) of the Code, and Seller agrees to execute any and all documents necessary or reasonably required by the Internal Revenue Service or Purchaser in connection with such declaration.

6.1.4. Ground Lease.

(i) Seller has delivered to Purchaser a true, correct and complete copy of the Ground Lease more particularly described on Exhibit A-1 hereto;

(ii) The Ground Lease is in full force and effect, and has not been amended or modified by any writing or otherwise except as set forth on Exhibit A-1 hereto;

(iii) The agreements listed on Exhibit A-1 constitute all of the documents that comprise the Ground Lease.

(iv) All rent, additional rent and/or other charges reserved in or payable under the Ground Lease have been paid to the extent that they are payable prior to the date hereof;

(v) Seller has not delivered or received any notices of default under the Ground Lease or any notice with respect to the Existing DUO Non-Compliance (as hereinafter defined), and except with respect to the Existing DUO Non-Compliance, there has been no event which, but for the passing of time and the giving of notice, would constitute a default under the Ground Lease;

(vi) Seller has not assigned, pledged, encumbered or hypothecated the Ground Lease except in connection with its mortgage financing which will be satisfied at Closing; and

(vii) Except for the consent of the Ground Lessor and The City of New York, consent of any other party is not required in connection with assignment of the Ground Lease to Purchaser and the consummation of the transactions contemplated by this Agreement.

6.1.5. LADA.

(i) Seller has delivered to Purchaser a true, correct and complete copy of the LADA more particularly described on Exhibit A-3 hereto;

(ii) The LADA is in full force and effect, and has not been amended or modified by any writing or otherwise except as set forth on Exhibit A-3 hereto;

(iii) The agreements listed on Exhibit A-3 constitute all of the documents that comprise the LADA.

(iv) All charges reserved in or payable under the LADA have been paid to the extent that they are payable prior to the date hereof;

(v) Seller has not delivered or received any notices of default under the LADA nor has there been any event, which, but for the passing of time and the giving of notice, would constitute a default under the LADA; and

(vi) The consent of any other party, including, but not limited to, the Public Sector Parties is not required in connection with assignment of the LADA.

6.1.6. Subway Documents.

(i) Seller has delivered to Purchaser a true and correct copy of the Subway Agreement more particularly described on Exhibit A-4 hereto;

(ii) The Subway Agreement is in full force and effect and has not been amended or modified except as set forth on Exhibit A-4 hereto;

(iii) The agreements listed on Exhibit A-4 constitute all of the documents that comprise the Subway Agreement;

(iv) Seller has not delivered or received any notices of default under the Subway Agreement nor has there been any event, which, but for the passing of time and the giving of notice, would constitute a default under the Subway Agreement; and

(v) The consent of any other party, including, but not limited to, the Public Sector Parties is not required in connection with assignment of the Subway Agreement.

6.1.7. Project Agreement.

(i) Seller has delivered to Purchaser a true and correct copy of the Project Agreement more particularly described on Exhibit A-5 hereto;

(ii) The Project Agreement is in full force and effect and has not been amended or modified except as set forth on Exhibit A-5 hereto;

(iii) The agreements listed on Exhibit A-5 constitute all of the documents that comprise the Project Agreement;

(iv) Seller has not delivered or received any notices of default under the Project Agreement nor has there been any event, which, but for the passing of time and the giving of notice, would constitute a default under the Project Agreement; and

(v) The consent of any other party, including, but not limited to, the Public Sector Parties is not required in connection with assignment of the Project Agreement.

6.1.8. Master Signage Agreement.

(i) Seller has delivered to Purchaser true and correct copy of the Master Signage Agreement more particularly described on Exhibit A-6 hereto;

(ii) The Master Signage Agreement is in full force and effect and has not been amended or modified except as set forth on Exhibit A-6 hereto;

(iii) The agreements listed on Exhibit A-6 constitute all of the documents that comprise the Master Signage Agreement;

(iv) Seller has not delivered or received any notices of default under the Master Signage Agreement nor has there been any event, which, but for the passing of time and the giving of notice, would constitute a default under the Master Signage Agreement; and

(v) The consent of any other party is not required in connection with assignment of the Master Signage Agreement.

6.1.9. Leases; Brokerage Agreements.

(i) Seller has delivered to Purchaser true, correct and complete copies of the Existing Leases. A true, correct and complete list of the Existing Leases is set forth in Exhibit B. No representation is made as to possible assignments of any of the Leases not consented to by Seller.

(ii) To Seller’s knowledge, there are no subleases or assignments affecting the Property except as set forth on Exhibit B.

(iii) No base rent, fixed rent or additional rent (however defined in existing Leases) has been paid more than one (1) month in advance by any tenant under any Existing Lease, and except as set forth in Schedule 6.1.9(i) hereof, Seller has not received any notices by any tenant under any Existing Lease asserting a material default by Seller under such Existing Lease, asserting any defense or off-set to rent or additional rent by any such tenant or any right to cancel or terminate its Lease or to be relieved of any of its obligations thereunder based on an allegation that Seller is in default of any of its obligations as landlord under any Existing Lease, in both cases which default remains uncured.

(iv) Seller does not warrant that any particular Lease will be in force or effect at the Closing other than the Agreement of Lease dated as of August 16, 1999 by and between Seller, as landlord, and Ernst & Young US, LLP (“E&Y”), as tenant, as amended (the “E&Y Lease”), or, subject to the representations set forth in subsection (vii) below, that the Tenants will have performed their obligations thereunder. The termination of any Lease (other than the E&Y Lease) prior to the Closing shall not affect the obligations of Purchaser under this Agreement, or entitle Purchaser to an abatement of or credit against the Purchase Price or give rise to any claim on the part of Purchaser against Seller.

(v) The only written agreements for the payment of Leasing Commissions in connection with the Leases as of the date hereof are those listed on Schedule 6.1.9(ii) attached hereto (the “Brokerage Agreements”). Seller has delivered to Purchaser true and correct copies of the Brokerage Agreements.

(vi) Attached hereto as Schedule 6.1.9(iii), is a true, correct and complete list of rent arrearages with respect to Existing Leases, as of November     , 2006. At the Closing, Seller will provide an updated list of rent arrearages dated not later than five (5) business days prior to the Closing Date.

(vii) Seller has not given any Tenant notice of default which has not been complied with, and to Seller’s knowledge, and except with respect to the Existing DUO Non-Compliance, no event or condition has occurred which with the passage of time or giving of notice or both would constitute a material default by any Tenant under its Lease.

(viii) No Tenant is entitled to any free rent, abatement or rent concession

(ix) Seller has not assigned, transferred, conveyed or hypothecated its interest in and to the Leases.

(x) Seller is not in possession of any Security Deposits for any of the Leases.

(xi) Except as may be disclosed in a violations search of the records of local, state and federal authorities and any other governmental authority asserting jurisdiction over the Property, Seller has received no governmental notice, not heretofore corrected, alleging that the Property or its current uses are in violation of any zoning, building, health, traffic, environmental, flood control or other applicable rules, regulations, codes, ordinances or statutes of any local, state and federal authorities and any other governmental authority asserting jurisdiction over the Property, and has no knowledge of any such current violation.

(xii) To the best of Seller’s knowledge, Seller has obtained all Permits and Certificates of Occupancy required for the Property, is in material compliance with all of the terms, conditions and requirements of such Permits and Certificates of Occupancy, has provided true, correct and complete copies of all such Permits and Certificates of Occupancy to Purchaser, and has taken or will take commercially reasonably steps necessary to transfer any such Permits to Purchaser that are required to be transferred.

6.1.10. Tenant Allowances and Leasing Commissions. There are no unpaid Leasing Commissions or Tenant Allowances which are either currently due and payable or earned (but not yet due or payable).

6.1.11. Telecommunications Contracts. Except as listed on Exhibit B there are no telecommunications agreements in effect as of the date hereof (including all amendments, modifications and supplements thereto).

6.1.12. Contracts.

(a) Schedule 1.1.10 attached hereto is a true, correct and complete list of all Contracts to which the Property is subject and which would remain in effect after the Closing Date. Except as set forth on Schedule 1.1.10, each of the Existing Contracts is terminable by Seller upon no greater than thirty (30) days written notice without penalty. Seller has delivered to Purchaser true, correct and complete copies of the Existing Contracts.

(b) Purchaser acknowledges that pursuant to a Contract Administration Agreement dated as of August 16, 1999, (“CAA”) by and between E&Y and BPLP, as amended, certain of the Existing Contracts were entered into by E&Y, but are administered by BPLP. As used herein, the term “Existing Contracts” shall include contracts entered into by E&Y pursuant to the CAA.

6.1.13. Condemnation. Seller has not received any written notice of any and, to Seller’s knowledge, there are no existing, pending or contemplated condemnation, eminent domain or similar proceeding with respect to the Real Property or any portion thereof.

6.1.14. Tax Appeal Proceedings. Except as set forth on Schedule 6.1.14 attached hereto, Seller has not filed, and has not retained anyone to file, notices of protest against, or to commence actions to review real property tax assessments (“Tax Proceedings”) against the Real Property which are currently pending.

6.1.15. Employees. Schedule 6.1.15 attached hereto is a correct and complete list of all employees (for purposes of this Agreement, the “Employees”) presently employed by Seller or Seller’s property manager at the Real Property. Seller has complied in all material respects with all written agreements relating to Employees including, without limitation, the timely funding of all pensions and other benefits due therefor. There are no employment proceedings filed and pending against Seller by any current or former Employee.

6.1.16. Litigation. Neither Seller nor Seller’s property manager has received actual notice that any action, suit or proceeding (including landlord/tenant proceedings) has been commenced against Seller or Seller’s property manager in connection with the Property (exclusive of tort and other liability proceeding for which adequate insurance coverage is available and exclusive of the proceedings, if any, set forth on Schedule 6.1.16 hereto) and to the best of Seller’s knowledge, no action, suit or proceeding is threatened against Seller or Seller’s property manager in connection with the Property. Purchaser shall not be required to assume any liability with respect to the proceedings set forth on Schedule 6.1.16 hereto and Seller shall indemnify and hold Purchaser harmless from any and all claims, losses and liabilities arising from or as a result of the proceedings set forth on Schedule 6.1.16. BPLP shall guaranty the obligations of Seller under the foregoing indemnity as and to the extent provided in the Guaranty Agreement.

6.1.17. Purchase Rights. There are no rights of first offer to purchase, rights of first refusal to purchase, purchase options or similar rights or contractually required consents to transfer pertaining to the Property, whether recorded or unrecorded.

6.1.18. Fixtures. The Personal Property has been fully paid for and is owned by Seller free and clear of all liens and encumbrances.

6.1.19. Insurance Policy. Schedule 6.1.19 attached hereto contains a correct and complete list of property and casualty insurance policies and liability insurance policies (collectively, the “Insurance Policies”) maintained by Seller with respect to the Real Property as of the date hereof.

6.1.20. Environmental Claims. Seller has no pending, or to Seller’s knowledge, contingent liability, and has received no notice, relating to any claim, order or proceeding pursuant to any applicable environmental laws (“Environmental Claim”) concerning the Property. Seller has provided or otherwise made available to Buyer all environmental audits, reports, and assessments concerning the Seller and Property which Seller possesses. To Seller’s knowledge, or as disclosed to Purchaser in any environmental reports delivered to Purchaser or prepared by or on behalf of Purchaser in connection with this transaction, the Property is not adversely affected by environmental contamination pursuant to any applicable environmental laws or in violation of any applicable environmental laws.

6.1.21. DUO Compliance.

(a) All signage and retail uses existing at the Property as of the date hereof have been approved by the lessor under the Ground Lease; provided, however, that Seller makes no representation as to whether such existing signage or retail uses satisfy the requirements set forth in the Design, Use and Operation Requirements to which the Property is subject (any such non-compliance being hereinafter referred to as the “Existing DUO Non-Compliance”) and any exception in the Ground Lease Estoppel which identifies Existing DUO Non-Compliance shall not render the Ground Lease Estoppel non-compliant with the requirements hereof.

(b) Seller agrees that if Purchaser receives written notice of default from the lessor under the Ground Lease or from any party with authority to enforce the terms and conditions of the Declaration of Covenants and Restrictions made by New York State Urban Development Corporation, dated as of June 21, 1988, as amended, alleging a default under the Ground Lease as a result of the Existing DUO Non-Compliance as relates solely to the signage conditions at the Property existing on the date hereof, then Seller shall indemnify and hold harmless Purchaser against all losses, damages, costs and expenses actually incurred by Purchaser as a result of such default; provided, however, that in no event shall Seller’s obligation under this Section 6.1.21(b) exceed $2,000,000. Seller’s obligation under this Section 6.1.21(b) shall survive the Closing for a period of five (5) years from the Closing Date after which period neither Seller nor BPLP shall have any continuing liability. BPLP shall guaranty the obligations of Seller hereunder as and to the extent provided in the Guaranty Agreement.

6.1.22. Utilities. Except as set forth on Schedule 6.1.22 attached hereto, there are no agreements with any utility company servicing the Property for equipment or facilities furnished to the Property, except the usual and customary charges for consumption.

6.2. Seller’s Knowledge. For purposes of this Agreement and any document delivered at Closing, whenever the phrases “to Seller’s knowledge”, “to the current, actual knowledge of Seller” or the “knowledge” of Seller or words of similar import are used, they shall be deemed to refer to the actual knowledge only of (i) Matthew W. Mayer, Senior Vice President of Boston Properties, Inc., (ii) Andrew Levin, Senior Vice President of Boston Properties, Inc., in connection with leasing issues, (iii) Thomas Hill, Senior Vice President of Boston Properties, Inc., in connection with the management and operation of the Property only, and (iv) Robert Selsam, Senior Vice President of Boston Properties, Inc., as to all other matters, and not any implied, imputed or constructive knowledge of Matthew Mayer, Andrew Levin, Thomas Hill, or Robert Selsam, or any other party, without any independent investigation having been made or any implied duty to investigate.

6.3. Reserved.

6.4. Reserved.

6.5. Survival. The express representations and warranties made in this Agreement by Seller shall not merge into any instrument of conveyance delivered at the Closing and all of the representations and warranties made in this Agreement by Seller shall survive the Closing for a period of twelve (12) months (the “Survival Period”); provided, however, that any action, suit or proceeding with respect to the truth, accuracy or completeness of such representations and warranties shall be commenced, if at all, on or before the date which is twelve (12) months after the date of the Closing and, if not commenced on or before such date, thereafter shall be void and of no force or effect. The terms and provisions of this Section 6.5 shall survive the Closing.

6.6. Relationship Between Representations and Estoppels. To the extent that any representation or warranty made by Seller herein is confirmed by one or more estoppels delivered by the party or parties who would otherwise have the right to assert a claim or raise a defense with respect to matters set forth therein. Seller shall be relieved of any liability in respect of such representation or warranty. The terms of this Section 6.6 shall survive the Closing.

6.7. Limitation of Liability. Notwithstanding anything to the contrary or inconsistent in this Agreement or in any of the agreements, certificates or affidavits delivered by Seller pursuant to this Agreement, (i) Seller shall have no liability for any losses, claims, costs or expenses suffered or incurred by Purchaser as a result of any default by Seller hereunder or the inaccuracy of any of the representations or warranties of Seller set forth in Section 6.1 hereof and/or under any of the certificates of Seller updating such representations and warranties set forth in or delivered pursuant to this Agreement if the same in the aggregate shall have a monetary value (or be in a monetary amount claimed) of less than Two Hundred and fifty Thousand Dollars ($250,000) (provided that if such claims exceed $250,000, then Seller shall be liable for the full amount thereof, subject to clause (ii) hereof) and (ii) the aggregate liability of Seller arising pursuant to or in connection with any such default or inaccuracy of any of such representations and warranties of Seller and/or such certificates of Seller set forth in or delivered pursuant to this Agreement shall not exceed Twenty-Five Million Dollars ($25,000,000) (the “Liability Cap”). The terms and provisions of this Section 6.7 shall survive Closing and/or termination of this Agreement.

6.8. Representations as a Condition to Closing. The representations and warranties set forth herein above and all other representations and warranties contained in this Agreement shall be true and correct in all material respects as of the Closing Date (except to the extent any such representations and warranties expressly relate to an earlier date and with such changes as are permitted under, or result by reason of the effect of, this Agreement); it being agreed, however, that if any of such representations and warranties shall not be true and correct in all material respects as of the Closing Date, the truth and correctness of such representations and warranties (other than the representations set forth in Sections 6.1.4(ii), 6.1.5(ii), 6.1.6(ii), 6.1.7(ii) and 6.1.8(iv), hereof) shall not be conditions precedent to closing the transactions contemplated herein (and the parties shall continue to be absolutely and unconditionally obligated to consummate the transactions contemplated under this Agreement), but the non-breaching party’s sole rights and remedies with respect to such breach shall be as set forth in the preceding section. If (i) the representations and warranties set forth in Sections 6.1.4(ii), 6.1.5(ii), 6.1.6(ii), 6.1.7(ii) and 6.1.8(iv), hereof are not true and correct in all material respects as of the Closing Date or (ii) any other representations and warranties of Seller herein are not true and correct in all materials respects as of the Closing Date and the aggregate liability as a result of such inaccuracy exceeds $25,000,000, subject to Seller’s rights under Section 9.1.4 hereof, Purchaser shall have the right to terminate this Agreement by delivering notice thereof to Seller and Escrow Agent, in which event Purchaser shall be entitled to the return of the Deposit and Interest and Seller shall pay all of the costs incurred by Purchaser in connection with this transaction, including, without limitation, due diligence costs, title costs and attorneys’ fees, up to an amount not to exceed $500,000 in the aggregate, and neither party shall have any obligations hereunder except for those expressly stated to survive the termination of this Agreement.

6.9. “AS IS” Sale. Subject only to Seller’s covenants, representations, warranties and indemnifications in this Agreement, Purchaser shall purchase the Property in its “AS IS” condition at the Closing Date, subject to all latent and patent defects (whether physical, financial or legal, including permitted title defects), based solely on Purchaser’s own inspection, analysis and evaluation of the Property and not in reliance on any records or other information obtained from Seller or on Seller’s behalf. Purchaser acknowledges that it is not relying on any statement or representation (other than representations, warranties, covenants and indemnifications contained in this Agreement) that has been made or that in the future may be made by Seller or any of Seller’s Employees, agents, attorneys or representatives concerning the condition of the Property (whether relating to physical conditions, operation, performance, title, or legal matters).

ARTICLE VII.

Representations and Warranties of Purchaser

Purchaser represents and warrants to Seller that the following matters are true and correct as of the date hereof.

7.1. Authority. Purchaser is a limited liability company, duly organized, validly existing and in good standing under the laws of the State of Delaware. This Agreement has been duly authorized, executed and delivered by Purchaser, is the legal, valid and binding obligation of Purchaser, and does not violate any provision of any agreement or judicial order to which Purchaser is a party or to which Purchaser is subject. All documents to be executed by Purchaser which are to be delivered at Closing will, at the time of Closing, be duly authorized, executed and delivered by Purchaser, be legal, valid and binding obligations of Purchaser, and will not violate any provision of any agreement or judicial order to which Purchaser is a party or to which Purchaser is subject.

7.2. Bankruptcy or Debt of Purchaser. Purchaser represents and warrants to Seller that Purchaser has not made a general assignment for the benefit of creditors, filed any voluntary petition in bankruptcy or suffered the filing of an involuntary petition by Purchaser’s creditors, suffered the appointment of a receiver to take possession of all, or substantially all, of Purchaser’s assets, suffered the attachment or other judicial seizure of all, or substantially all, of Purchaser’s assets, admitted in writing its inability to pay its debts as they come due or made an offer of settlement, extension or composition to its creditors generally.

7.3. No Financing Contingency. It is expressly acknowledged by Purchaser that this transaction is not subject to any financing contingency and that no financing for this transaction shall be provided by Seller, provided, however, that nothing contained herein shall prohibit Purchaser from obtaining any such financing. Purchaser has or will have at the Closing Date, sufficient cash, available lines of credit or other sources of immediately good funds to enable it to make payment of the Purchase Price and any other amounts to be paid by it hereunder.

7.4. Purchaser’s Acknowledgment. Purchaser acknowledges and agrees that, except as expressly provided in this Agreement, Seller has not made, does not make and specifically disclaims any representations, warranties, promises, covenants, agreements or guaranties of any kind or character whatsoever, whether express or implied, oral or written, past, present or future, of, as to, concerning or with respect to (a) the nature, quality or condition of the Property, including, without limitation, the water, soil and geology, (b) the income to be derived from the Property, (c) the suitability of the Property for any and all activities and uses which Purchaser may conduct thereon, (d) the compliance of or by the Property or its operation with any laws, rules, ordinances, designations or regulations of any applicable governmental authority or body, including, without limitation, the Americans with Disabilities Act, any applicable federal, state or local landmark designations, and any rules and regulations promulgated under or in connection with any of the foregoing, (e) the habitability, merchantability or fitness for a particular purpose of the Property, (f) the current or future real estate tax liability, assessment or valuation of the Property, (g) the availability or non-availability or withdrawal or revocation of any benefits or incentives conferred by any federal, state or municipal authorities, or (h) any other matter with respect to the Property, and specifically that Seller has not made, does not make and specifically disclaims any representations regarding solid waste, as defined by the U.S. Environmental Protection Agency regulations at 40 C.F.R., Part 261, or the disposal or existence, in or on the Property, of any hazardous substance, as defined by the Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended, and applicable state laws, and regulations promulgated thereunder. Purchaser further acknowledges and agrees that having been given the opportunity to inspect the Property, Purchaser is relying solely on its own investigation of the Property and not on any information provided or to be provided by Seller. Purchaser further acknowledges and agrees that any information provided or to be provided with respect to the Property was obtained from a variety of sources and that Seller, except as otherwise expressly provided herein, has not made any independent investigation or verification of such information. PURCHASER FURTHER ACKNOWLEDGES AND AGREES THAT, EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, AND AS A MATERIAL INDUCEMENT TO THE SELLER’S EXECUTION AND DELIVERY OF THIS AGREEMENT, THE SALE OF THE PROPERTY AS PROVIDED FOR HEREIN IS ON AN “AS IS, WHERE IS” CONDITION AND BASIS. Purchaser acknowledges, represents and warrants that Purchaser is not in a significantly disparate bargaining position with respect to Seller in connection with the transaction contemplated by this Agreement; that Purchaser freely and fairly agreed to this waiver as part of the negotiations for the transaction contemplated by this Agreement; and that Purchaser is represented by legal counsel in connection with this transaction and Purchaser has conferred with such legal counsel concerning this waiver. The terms and provisions of this Section 7.4 shall survive the Closing and/or termination of this Agreement.

7.5. Purchaser’s Agreement Regarding Seller’s Representations. Purchaser agrees that in the event that Purchaser shall obtain knowledge of any information that is contradictory to, and would constitute the basis of a breach of, any representation or warranty or failure to satisfy any condition on the part of Seller, then Purchaser shall promptly deliver Seller written notice of such information specifying the representation, warranty or condition to which such information relates.

7.6. Patriot Act.

7.6.1. Purchaser hereby represents and warrants to the knowledge of Purchaser that Purchaser (i) is in compliance with the Office of Foreign Assets Control sanctions and regulations promulgated under the authority granted by the Trading with the Enemy Act, 12 U.S.C. § 95 (a) et seq., and the International Emergency Economic Powers Act, 50 U.S.C. § 1701, et seq., as the same apply to it or its activities; (ii) is in compliance with that certain Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, as amended from time to time (the “Patriot Act”) and all rules and regulations promulgated under such Act applicable to Purchaser; and (iii) (A) is not now, nor has ever been, under investigation by any governmental authority for, nor has been charged with or convicted of a crime under, 18 U.S.C. §§ 1956 or 1957 or any predicate offense thereunder; (B) has never been assessed a civil penalty under any anti-money laundering laws or predicate offenses thereunder; (C) has not had any of its funds seized, frozen or forfeited in any action relating to any anti-money laundering laws or predicate offenses thereunder; (D) has taken such steps and implemented such policies as are reasonably necessary to ensure that it is not promoting, facilitating or otherwise furthering, intentionally or unintentionally, the transfer, deposit or withdrawal of criminally-derived property, or of money or monetary instruments which are (or which Purchaser suspects or has reason to believe are) the proceeds of any illegal activity or which are intended to be used to promote or further any illegal activity; and (E) has taken such steps and implemented such policies as are reasonably necessary to ensure that it is in compliance with all laws and regulations applicable to its business for the prevention of money laundering and with anti-terrorism laws and regulations, with respect both to the source of funds from its investors and from its operations, and that such steps include the development and implementation of an anti-money laundering compliance program within the meaning of Section 352 of the Patriot Act, to the extent such a party is required to develop such a program under the rules and regulations promulgated pursuant to Section 352 of the Patriot Act.

7.6.2. To the knowledge of Purchaser, neither Purchaser nor any other person owning a direct or indirect, legal or beneficial interest in Purchaser is in violation of the Executive Order or the Patriot Act.

7.6.3. To the knowledge of Purchaser, neither the Purchaser nor any of their respective constituents, investors (direct or indirect and whether or not holding a legal or beneficial interest) or affiliates, acting or benefiting, directly or indirectly, in any capacity in connection with the Property, this Agreement, the Project Documents or any of the transactions contemplated hereby or thereby, is: (i) listed in the Annex to, or otherwise subject to the provisions of, that certain Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, and relating to Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit or Support Terrorism (the “Executive Order”), (ii)

that is named as a “specifically designated national (SDN)” on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control at its official website (http://www.treas.gov.ofac/t11sdn.pdf) or at any replacement website or other replacement official publication of such list or that is named on any other Governmental Authority list issued post 9/11/01, (iii) acting, directly or indirectly, in contravention of any AML Law or terrorist organizations or narcotics traffickers, including those persons that are included on any relevant lists maintained by the United Nations, North Atlantic Treaty Organization, Financial Action Task Force on Money Laundering, U.S. Office of Foreign Assets Control, U.S. Securities and Exchange Commission, U.S. Federal Bureau of Investigation, U.S. Central Intelligence Agency, U.S. Internal Revenue Service, all as may be amended or superseded from time to time or (iv) that is owned or controlled by, or acting for or on behalf of, any person described in clause (i), (ii) or (iii) above (a “Prohibited Person”).

7.6.4. To the knowledge of Purchaser, none of the funds or other assets of the Purchaser constitute property of, or are beneficially owned, directly or indirectly, by any person, entity or government subject to trade restrictions under U.S. law, including but not limited to, (i) the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701 et seq., (ii) The Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and (iii) any Executive Orders or regulations promulgated thereunder, with the result that sale to Purchaser, its managing member or any non-managing member (whether directly or indirectly), is prohibited by law (an “Embargoed Person”). No Embargoed Person has any interest of any nature whatsoever in the Purchaser (whether directly or indirectly); and none of the funds of any Purchaser have been derived from any unlawful activity with the result that an investment in the Purchaser (whether directly or indirectly) or sale to the Purchaser, is prohibited by law or that execution, delivery and performance of this Agreement and the other Project Documents or any of the transactions contemplated hereby or thereby is in violation of law.

7.6.5. Any breach by Purchaser of the foregoing representations and warranties shall be deemed a default by Purchaser under Section 12.2 of this Agreement and (y) the representations and warranties contained in this Section 7.6 shall be continuing in nature and shall survive the expiration or earlier termination of this Agreement for a period of twelve (12) months.

7.7. Ground Lease. Purchaser represents to Seller that Purchaser is not a “Prohibited Person” as defined under the Ground Lease.

ARTICLE VIII.

Seller’s Interim Operating Covenants

8.1. Operations. Except as may be expressly provided in this Agreement, Seller agrees, at its cost and expense, to operate, manage and maintain the Property through the Closing Date or earlier termination of this Agreement in the same manner as it has operated, managed and maintained the Improvements through the date hereof, subject to ordinary wear and tear and further subject to Article XI of this Agreement. Except in the case of emergency, Seller shall have no obligation to make any capital repairs to the Improvements through the Closing Date. Seller will perform all obligations of landlord under the Leases and enforce the Leases against the tenants thereunder in accordance with their respective terms.

8.2. Maintain Insurance. Seller covenants to keep, at its sole cost and expense, until the earlier of the Closing or the termination of this Agreement, the Insurance Policies; provided, however, that Seller may make commercially reasonable modifications to the Insurance Policies provided that such modifications do not materially reduce the insurance coverage existing as of the date hereof.

8.3. Personal Property. Seller agrees not to transfer to any third party or remove any Personal Property from the Improvements after the date hereof, except for repair or replacement thereof and except in the case of any termination of this Agreement, unless any such items are replaced with a similar item of comparable utility and value. Any items of Personal Property replaced after the date hereof shall be promptly installed prior to Closing and shall be of substantially similar quality to the item of Personal Property being replaced.

8.4. Tenant Leases. Subject to the provisions of Section 8.10, Seller shall not, from and after the date hereof and until either the Closing Date or the termination of this Agreement, (i) amend, modify, renew (except pursuant to the exercise by a Tenant of a renewal or extension option contained in such Tenant’s Lease which shall not require the prior written approval of the Purchaser), grant any consent or waive any material rights under the Leases, (ii) cancel or terminate any Lease except by reason of a default by the Tenant thereunder or as required by law, (iii) enter into a New Lease, (iv) accept a surrender or consent to the termination or cancellation of any Lease by the Tenant thereunder, except to the extent landlord is obligated to do so in accordance with the terms of such Lease or as required by law release any Tenant from any liability under any such Lease (unless such release is in accordance with the terms of such Lease), in each case described in clauses (i) through (iv), without the prior written approval of Purchaser, which approval shall be granted in Purchaser’s sole and absolute discretion, and which shall be deemed granted if Purchaser fails to respond to a written request for approval made at any time during the term of this Agreement within ten (10) business days after receipt of the request therefor together with a summary of lease terms in reasonable detail, a statement as to the brokerage commission, if any, payable in connection therewith and credit information on the proposed tenant, if the intended action is the execution of a new tenant lease. If Purchaser approves of Seller’s entering into a New Lease and such lease is thereafter fully executed, then (i) the amount of the brokerage commission specified in Seller’s notice, (ii) the cost of any tenant improvements to be performed by the landlord under the terms of the proposed lease, and (iii) the amount of any cash work allowances required to be given by the landlord to the tenant under the terms of the proposed lease incurred in connection with such New Lease shall be apportioned at the Closing in accordance with the provisions of Article 4 hereof. Upon Seller’s execution and delivery of any such lease approved by Purchaser, the same shall be deemed to be a New Lease for all purposes under this Agreement.

8.5. Contracts. Seller may not, between the date hereof and the Closing, extend, renew, replace or modify any Contract or enter into any new Contract unless the terms of such new Contract are on commercially reasonable and competitive terms and the term thereof is cancelable upon no more than thirty (30) days prior written notice, without premium or penalty.

8.6. Tax Appeal Proceedings. If any Tax Proceedings in respect of the Property, relating to any tax years ending prior to the tax year in which the Closing occurs or the tax year in which the Closing occurs, are pending at the time of Closing, Purchaser shall be substituted for Seller in such Tax Proceedings, or if not possible, Seller shall permit Purchaser to control the conduct such Tax Proceedings, it being agreed that Seller shall not settle any such proceeding without Purchaser’s prior written consent, which consent shall be granted in Purchaser’s sole and absolute discretion and Seller’s continued participation in such Tax Proceedings shall be at Purchaser’s sole cost and expense and provided that Purchaser shall be entitled to that portion of any refund relating to the period occurring after the Closing. Seller and Purchaser shall otherwise cooperate with each other with respect to all Tax Proceedings. The provisions of this Section 8.6 shall survive the Closing.

8.7. Notices of Violation. Seller shall promptly notify Purchaser of, and shall promptly deliver to Purchaser a copy of any notice Seller may receive, on or before the Closing, from any governmental authority, concerning a violation of laws at the Property that has not been previously disclosed to Purchaser.

8.8. Access. Seller agrees to afford Purchaser and its employees and authorized agents with access to the Property from time to time prior to the Closing, at reasonable times and upon reasonable advance notice, provided that neither Purchaser nor any of its employees or agents shall enter any portion of the Property unless accompanied by a representative of Seller and that Seller shall not be required to incur any cost or expense or commence any action to afford Purchaser with such access. Purchaser specifically agrees that neither it nor any of its employees or agents shall communicate directly with any Employees or Tenants, without Seller’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed.

8.9. Permits and Licenses. Except as required pursuant to the terms of any Permit or License or as otherwise required by any Governmental Authority (as hereinafter defined), Seller will not amend, modify or rescind any of the Permits and Licenses prior to the Closing Date. For purposes of this Agreement, the term “Governmental Authority” means the United States, the State, County and City of New York, and any political subdivision, agency, authority, department, court, commission, board, bureau or instrumentality of any of the foregoing which has or is asserting jurisdiction over any of the parties hereto or over any of the Property.

8.10. Signage.

8.10.1. Purchaser acknowledges that Seller is a party to a Signage Agreement dated January 4, 2005 (the “Master Signage Agreement”) between Seller and Van Wagner Communications, LLC (“Signage Agent”). Purchaser agrees that it shall assume the Master Signage Agreement from Seller at Closing. Prior to the Closing, Purchaser’s reasonable consent shall be required with respect to any matters under the Master Signage Agreement which require Seller’s consent thereto, provided Seller shall be permitted to allow that Signage Agent to enter into Short Term Licenses (as defined in the Master Signage Agreement) upon receipt by Seller from Purchaser of (x) telephonic consent, which consent shall not be unreasonably withheld, and (y) subsequent email confirmation. Purchaser’s consent shall be deemed granted if Purchaser fails to respond to a written request for approval made at any time during the term of this Agreement within five (5) business days after receipt of the request therefor together with a summary (with reasonable detail) of the matter for approval.

8.11. Ground Lease and Project Documents. If (i) Seller receives a written notice of a default under the Ground Lease or Project Documents prior to Closing or (ii) any of the Public Sector Estoppels reveal any defaults under the Ground Lease or the Project Documents, then Seller shall notify Purchaser thereof in writing and Seller, in its discretion, may elect to adjourn the Closing Date for up to one hundred eighty (180) days in the aggregate during which period Seller shall use commercially reasonable efforts to cure such alleged default, such cure to be at Seller’s sole cost and expense. If after the expiration of such one hundred eighty (180) day period Seller has not cured such alleged default, Purchaser may elect to terminate this Agreement upon thirty (30) days prior written notice; provided, however, that if such default has been cured within such thirty (30) day period, Purchaser’s election to terminate shall be null and void. Seller shall give Purchaser at least ten (10) days prior written notice of the new Scheduled Closing Date pursuant to this Section 8.11. Any default under the Ground Lease or any Project Document shall be deemed cured if Seller shall obtain a replacement Public Sector Estoppel for such document which shall not contain any exception relating to such default. Any matter which is the subject of an alleged default under the Ground Lease or any Project Document and subject to cure under this Section 8.11 shall not constitute a breach of any representation hereunder until such time as Seller is no longer entitled to cure the same.

8.12. Estoppels

8.12.1. Seller shall use its commercially reasonable efforts to obtain estoppel certificates from the following parties (the “Public Sector Parties”) with respect to the following documents (collectively, the “Public Sector Estoppels”) prior to Closing:

(a) The New York State Urban Development Corporation (d/b/a the Empire State Development Corporation (“ESDC”)) with respect to the Ground Lease (the “Ground Lease Estoppel”) substantially in the form of Exhibit M attached hereto (but subject to Section 6.1.18 hereof), in accordance with Section 30.2 of the Ground Lease;

(b)(i) The State of New York and (ii) The City of New York with respect to the Land Acquisition and Development Agreement by and among New York State Urban Development Corporation, 42nd Street Development Project, Inc. and Times Square Center Associates, dated as of June 21, 1988, as amended (the “LADA Estoppel”) substantially in the form of Exhibit N attached hereto, in accordance with Section 8.16 of the LADA;

(c)(i) the New York City Transit Authority, (ii) The City of New York and (iii) Empire State Development Corporation with respect to the Subway Easement and Entrance Agreement by and among Four Times Square Center Partners, L.P., New York City Transit Authority, New York State Urban Development Corporation and The City of New York, dated as of June 21, 1988, as amended (the “Subway Agreement Estoppel”) substantially in the form of Exhibit O attached hereto, in accordance with Section 23.02 of the Subway Agreement;

(d)(i) Empire State Development Corporation and (ii) The City of New York with respect to the Project Agreement by and among the New York State Urban Development Corporation, The City of New York, Times Square Center Associates, One Times Square Center Partners L.P., Three Times Square Center Partners, L.P., Four Times Square Center Partners, L.P., Twelve Times Square Center Partners, L.P. and Six Times Square Center Partners, L.P., dated as of June 21, 1988, as amended (the “Project Agreement Estoppel”) substantially in the form of Exhibit P attached hereto, in accordance with Section 31 of the Project Agreement;

8.12.2. Seller shall use commercially reasonable efforts to obtain an estoppel certificate from E&Y with respect to the E&Y Lease substantially in the form of Exhibit Q attached hereto, in accordance with Section 9.5 of the E&Y Lease (the “E&Y Estoppel”). Purchaser agrees that any variance between (x) the information set forth in paragraph (VII) of the actual E&Y Estoppel obtained from E&Y and (y) the information set forth in paragraph (VII) of the form of E&Y Estoppel attached hereto shall not mean that the E&Y Estoppel is not in the form required hereunder.

8.12.3. (a) Seller agrees that it will complete the Standard Tenant Form of Estoppel Certificate for the Other Estoppel Certificates (as hereinafter defined) and deliver copies thereof to Purchaser on or prior to November 22, 2006. Upon delivery thereof, such completed Estoppels shall be deemed annexed hereto as Exhibit R.

(b) Seller agrees that it shall use commercially reasonable efforts to obtain Estoppel Certificates (“Other Estoppel Certificates”) from all Tenants (other than E&Y or from the licensee under any sign license which has a term of one (1) year or less) substantially in the form required under such Lease (the “Tenant’s Form of Estoppel Certificate”) provided, however, that Seller agrees that it shall deliver the Standard Form of Tenant Estoppel Certificate attached hereto as Exhibit R (the “Standard Tenant Form of Estoppel Certificate”) to each of the Tenants for signature. Seller shall not be required to expend any money (other than nominal sums), provide any financial accommodations or commence any litigation in connection with such Other Estoppel Certificates and Purchaser agrees that delivery of the Other Estoppel Certificates shall not be a condition to Closing hereunder.

(c) Subject to Seller’s right to adjourn the Closing Date as set forth in Section 8.12.4 below, (i) in the event Seller is unable to obtain the Other Estoppel Certificates, Seller shall deliver one or more certificates in lieu thereof, certifying as to the matters required of the Tenant under such Lease (each, a “Seller’s Certificate”) with respect to the Existing Leases (other that the E&Y Lease) and (ii) in the event the E&Y Estoppel obtained from E&Y does not contain the language set forth in the first sentence of paragraph (V) and paragraph (VI) of the form of E&Y Estoppel attached hereto (collectively, “Missing Estoppel Provisions”), Seller may deliver a Seller’s Certificate certifying to Purchaser as to such Missing Estoppel Provisions. If Seller shall deliver a Seller’s Certificate, (i) Seller shall deliver to Purchaser copies of the written request for the particular Other Estoppel Certificate (or E&Y Estoppel, as the case may be) together with the written responses from the Tenant under the applicable Lease, if any, to such request, and (ii) the Guaranty Agreement shall be amended to reflect BPLP’s agreement to guaranty the information contained in the Seller’s Certificate for a period of twenty-four (24) months from the Closing Date. Seller’s liability under any Seller’s Certificate shall be subject to the provisions of Section 6.7 hereof. If Purchaser receives any Other Estoppel Certificates after the Closing Date, Seller shall be relieved of any liability in respect to such representations and warranties contained therein. The provisions of this Section 8.12.3(b) shall survive the Closing Date for a period of twenty-four (24) months.

8.12.4. Purchaser hereby acknowledges and agrees that it shall accept any Estoppel which substantially conforms with the requirements for such estoppel under the applicable document for such Estoppel and if it is dated within thirty (30) days of the Closing Date. If for any reason Seller is unable to deliver any of the Estoppels on the Closing Date, Seller may, in its discretion, adjourn the Closing for a period not to exceed thirty (30) days, from the Scheduled Closing Date but in no event shall the Closing Date be adjourned beyond April 29, 2007, during which period Seller shall continue to use commercially reasonable efforts to obtain such missing Estoppels.

8.13. Approvals Under Project Documents.

8.13.1. Promptly after the date hereof, Seller shall deliver to Ground Lessor notice of its intent to assign the Ground Lease in accordance with Section 10.1(e) thereof. In accordance with Section 10.1(f) of the Ground Lease, such notice shall contain (1) a certificate of an authorized [officer / general partner] of Purchaser giving the names and addresses of all [general and limited partners / directors and officers] of Purchaser, and (2) a certification from an authorized officer of Seller to the effect that, to the best of his or her knowledge, after reasonable inquiry, the assignment of the Ground Lease to Purchaser does not violate the provisions of Section 10.1(c) thereof.

8.13.2. Purchaser acknowledges and agrees that:

(a) Seller has no right to consummate an assignment to Purchaser if Purchaser is a “Prohibited Person” as that term is defined in Section 10.1(c) of the Ground Lease unless Ground Lessor waives or is deemed to have waived its objections to such assignment; and

(b) in the event that Ground Lessor objects to or does not otherwise consent to Seller’s assignment of the Ground Lease to Purchaser within ninety (90) days of receiving Seller’s notice, Seller shall use reasonable efforts, and Purchaser shall cooperate with Seller in good faith, to obtain expeditiously a waiver from Ground Lessor of such objections; provided however, that Seller shall not be obligated to incur any expense, liability or undertaking not otherwise required to be incurred hereunder (other than a de minimus expense, liability or undertaking).

8.13.3. Promptly after the date hereof, but not less than thirty (30) days prior to Closing, Seller shall deliver to Ground Lessor the notice required under Section 12.11 to the Ground Lease.

8.14. Cooperation.

8.14.1. Seller and Purchaser acknowledge and agree that under the terms of the Ground Lease and other Project Documents, the cooperation of the Public Sector Parties is required to effectuate the transactions contemplated herein. Seller shall use commercially reasonable efforts to obtain expeditiously the Public Sector Parties’ cooperation, provided that none of Seller, BPLP, or any affiliate of the any of the foregoing, shall be obligated to incur any expense, liability or undertaking not otherwise required to incurred hereunder (other than a de minimis expense, liability or undertaking). Seller shall (or shall cause its affiliates to) use commercially reasonable efforts to reasonably promptly provide such information as is reasonably requested by the Public Sector Parties. Seller’s obligations under this Section 8.14 shall include the obligation to provide any information to the Public Sector Parties, (i) which is required under the terms of the Ground Lease or Project Documents, (ii) which is otherwise publicly available and is reasonably requested by the Public Sector Parties, and (iii) which is otherwise not publicly available and is reasonably requested by any Public Sector Party subject to such Public Sector Party’s agreement to take reasonable measures to preserve the confidentiality of such information.

8.14.2. Purchaser shall (or shall cause its affiliates to) use commercially reasonable efforts to reasonably promptly provide such information as is reasonably requested by the Public Sector Parties. Purchaser’s obligations under this Section 8.14 shall include the obligation to provide any information to the Public Sector Parties, (i) which is required under the terms of the Ground Lease or Project Documents, (ii) which is otherwise publicly available and is reasonably requested by the Public Sector Parties, and (iii) which is otherwise not publicly available and is reasonably requested by any Public Sector Party subject to such Public Sector Party’s agreement to take reasonable measures to preserve the confidentiality of such information.

8.15. Casualty and Condemnation. Seller shall maintain the Insurance Policies set forth on Schedule 6.16.16. Seller shall promptly deliver Purchaser notice of any fire or other casualty occurring at the Property between the date hereof and the date of Closing. Seller shall promptly deliver Purchaser notice of any actual or threatened condemnation of all or any part of the Property of which Seller obtains knowledge.

8.16. 5 Times Square ROFO. Seller agrees to comply, and to cause its affiliates to comply, with the terms and conditions of the Agreement of Right of First Offer dated August 16, 1999 among Seller, E&Y and No. 1 Times Square Development LLC (the “5 Times Square ROFO”) and Seller agrees to indemnify, defend and hold harmless Purchaser against all losses, damages, costs, expenses (including reasonable fees and expenses of attorneys), causes of action, suits or judgments of any nature arising out of any claim, demand or liability to or asserted by E&Y, if any, as a result of the failure by Seller or Seller’s affiliates to comply with the 5 Times Square ROFO. The provisions of this Section 8.16 shall survive the Closing. BPLP shall guaranty the obligations of Seller hereunder as provided in the Guaranty Agreement.

ARTICLE IX.

Closing Conditions

9.1. Conditions to Obligations of Seller. The obligations of Seller under this Agreement to sell the Property and consummate the other transactions contemplated hereby shall be subject to the satisfaction of the following conditions on or before the Closing Date, except to the extent that any of such conditions may be waived by Seller in writing at Closing in the Seller’s sole and absolute discretion.

9.1.1. Representations, Warranties and Covenants of Purchaser. All representations and warranties of Purchaser contained in Article VII of this Agreement shall be true and correct in all material respects as of the Closing Date, with the same force and effect as if such representations and warranties were made anew as of the Closing Date, and Purchaser shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by Purchaser on or prior to the Closing Date.

9.1.2. Conditions. Purchaser shall have delivered the documents and instruments required to be delivered by Purchaser pursuant to Section 10.2 of this Agreement.

9.1.3. No Orders. No order, writ, injunction or decree (collectively, “Order”) shall have been entered and be in effect by any court of competent jurisdiction or any authority, and no Requirement shall have been promulgated or enacted and be in effect, that restrains, enjoins or invalidates the transactions contemplated hereby or the current use of the Property; provided that if any of the foregoing shall be in effect as a direct or indirect result of Seller’s acts or omissions taken or omitted by Seller with the intention of preventing the Closing, the failure of Seller to close by reason any of the foregoing shall constitute a default by Seller hereunder, entitling Purchaser to all rights and remedies of Purchaser provided under Section 12.1 hereof.

9.1.4. Termination. Subject to Article XII and further subject to Purchaser’s right to adjourn the Closing hereunder, in the event Seller shall elect not to close due to the failure of any one or more of the conditions precedent to Seller’s obligation to sell set forth in this Section 9.1 which has not been waived by Seller in writing in Seller’s sole and absolute discretion, Seller shall so notify Purchaser by 10:00 a.m. on the day of Closing in writing specifying the unfulfilled conditions and Purchaser shall have the right, exercisable by 3:00 p.m. on the day of the Closing to adjourn the Closing from the Scheduled Closing Date to fulfill such conditions, but in no event shall the Closing Date be adjourned beyond April 29, 2007. If Purchaser is unable to fulfill the conditions precedent identified in writing by Seller by April 29, 2007, Seller may terminate the Agreement on written notice to Purchaser and Purchaser shall direct the Escrow Agent to return the Deposit and the Interest to Seller and this Agreement shall terminate, and neither party shall have any further obligation under this Agreement (except the Surviving Termination Obligations). In the event that Purchaser delivers to Seller a written statement asserting that any condition precedent to Closing has been satisfied, Seller shall promptly notify Purchaser if Seller disputes whether such condition precedent has been satisfied. Purchaser shall give Seller at least ten (10) days prior written notice of the new Closing Date pursuant to this Section 9.1.4.

9.2. Conditions to Obligations of Purchaser. The obligations of Purchaser under this Agreement to purchase the Property and consummate the other transactions contemplated hereby shall be subject to the satisfaction of the following conditions on or before the Closing Date, except to the extent that any of such conditions may be waived by Purchaser in writing at Closing in the Purchaser’s sole and absolute discretion.

9.2.1. Representations, Warranties and Covenants of Seller. Subject to Section 6.8 hereof, all representations and warranties of Seller contained in this Agreement shall be true and correct in all material respects as of the Closing Date, with the same force and effect as if such representations and warranties were made anew as of the Closing Date, and Seller shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by Seller on or prior to the Closing Date.

9.2.2. Conditions. Seller shall have delivered the documents and instruments required to be delivered by Seller pursuant to Section 10.1 of this Agreement.

9.2.3. E&Y Lease. The E&Y Lease shall be in full force and effect as of the Closing Date.

9.2.4. No Orders. No Order shall have been entered and be in effect by any court of competent jurisdiction or any authority, and no Requirement shall have been promulgated or enacted and be in effect, that restrains, enjoins or invalidates the transactions contemplated hereby or the current use of the Property; provided that if any of the foregoing shall be in effect as a direct or indirect result of Purchaser’s acts or omissions taken or omitted by Purchaser with the intention of preventing the Closing, the failure of Purchaser to close by reason any of the foregoing shall constitute a default by Purchaser hereunder, entitling Seller to all rights and remedies of Seller provided under Section 12.2 hereof.

9.2.5. Termination. Subject to Article XII and further subject to Seller’s right to adjourn the Closing hereunder, in the event Purchaser shall elect not to close due to the failure of any one or more of the conditions precedent to Purchaser’s obligation to consummate this transaction set forth in this Section 9.2 which has not been waived by Purchaser in writing in Purchaser’s sole and absolute discretion, Purchaser shall so notify Seller by 10:00 AM on the day of Closing in writing specifying the unfulfilled conditions, and Seller shall have the right, exercisable by 3:00 PM on the day of Closing, to adjourn the Closing from the Scheduled Closing Date to fulfill such conditions, but in no event shall the Closing Date be adjourned beyond April 29, 2007. If Seller is unable to fulfill the conditions precedent identified in writing by Purchaser by April 29, 2007, Purchaser may terminate this Agreement on written notice to Seller and Seller shall direct the Escrow Agent to return the Deposit and the Interest to Purchaser and provided Seller’s failure to fulfill such conditions precedent is not due to Purchaser’s default hereunder, Seller shall pay all costs incurred by Purchaser in connection with this transaction, including, without limitation, due diligence costs, title costs and attorneys’ fees, in an aggregate amount not to exceed $500,000, and this Agreement shall terminate, and neither party shall have any further obligation under this Agreement (except the Surviving Termination Obligations). In the event that Seller delivers to Purchaser a written statement asserting that any condition precedent to Closing has been satisfied, Purchaser shall promptly notify Seller if Purchaser disputes whether such condition precedent has been satisfied. Seller shall give Purchaser at least ten (10) days prior written notice of the new Scheduled Closing Date pursuant to this Section 9.2.5.

9.2.6. Title Insurance. The Title Company or Seller’s Title Company shall be willing to insure Purchaser’s leasehold interest in and to the Property in an amount of the Purchase Price at regular rates and without additional premium (which shall not be deemed to include the cost of any endorsements to the title requested by Purchaser), subject only to the Permitted Exceptions.

ARTICLE X.

Closing

10.1. Seller’s Closing Obligations. Seller shall execute, acknowledge (where applicable) and deliver or cause to be delivered to Purchaser at Closing the following:

10.1.1. (a) An Assignment and Assumption of Ground Lease (the “Assignment of Ground Lease”) substantially in the form of Exhibit C attached hereto, conveying to Purchaser Seller’s right, title and interest in the Ground Lease, subject only to the Permitted Exceptions; and (b) Possession of the Property in the condition required under this Agreement.

10.1.2. An “Assignment and Assumption of Leases” substantially in the form of Exhibit D attached hereto, with respect to the Leases, guaranties of the Leases, Security Deposits, Letters of Credit and Brokerage Agreements.

10.1.3. An “Assignment and Assumption of Contracts” substantially in the form of Exhibit E attached hereto.

10.1.4. An “Assignment and Assumption of Project Documents” substantially in the form of Exhibit F attached hereto.

10.1.5. Copies of the Contracts, the Licenses and Permits (originals will be provided if available).

10.1.6. Originals (to the extent in Seller’s possession or control, otherwise photostatic copies hereof) of all Leases in effect on such date and all other documents in the possession of Seller relating to the Tenants.

10.1.7. Written notices executed by Seller and addressed to each Tenant (i) advising each such Tenant of the sale of the Property and the transfer of the unapplied amount of its Security Deposit (if any) to Purchaser in accordance with New York General Obligations Law Section 7-105 and (ii) indicating that rent should thereafter be paid to Purchaser and giving instructions therefore, substantially in the form of Exhibit G attached hereto. Purchaser agrees to deliver such notices to the Tenants, by registered or certified mail, within five (5) days after the Closing Date and hereby agrees to indemnify and hold Seller harmless from and against all loss, cost and expense incurred by Seller as a result of Purchaser’s failure to so deliver such notices to the Tenants. Purchaser’s obligations under this Section 10.1.7 shall survive the Closing.

10.1.8. Written notices executed by Seller, addressed to each party performing services pursuant to a Contract indicating that the Property has been sold to Purchaser and that all rights of Seller thereunder have been assigned to Purchaser.

10.1.9. A certificate in the form of Exhibit H attached hereto, indicating that the representations and warranties of Seller set forth in this Agreement are true and correct on the Closing Date or, if there have been changes after the date hereof up to the Closing Date, describing such changes.

10.1.10. A bill of sale substantially in the form of Exhibit I attached hereto conveying, transferring and selling to Purchaser (with no value separate from the Real Property) all right, title and interest of Seller in and to the Personal Property.

10.1.11. A certificate substantially in the form of Exhibit J attached hereto certifying that Seller is not a “foreign person” as defined in Section 1445 of the Internal Revenue Code of 1986, as amended.

10.1.12. A “Management Agreement” with BPLP or a wholly owned affiliate thereof, substantially in the form of Exhibit S attached hereto.

10.1.13. A New York City Real Property Transfer Tax Return and New York State Combined Real Estate Transfer Tax Return and Credit Line Mortgage Certificate (Form TP-584) (together, the “Transfer Tax Returns”), each duly signed by Seller, together with the payment of the amount of the Transfer Taxes, if any, due in connection with the transactions contemplated hereunder, in each case by delivery to the Title Company of a certified check payable to the order of the Commissioner of Finance in the amount of the Transfer Tax due to New York City and a certified check payable to the order of the New York State Department of Taxation and Finance in the amount of the Transfer Tax due to New York State (unless Seller elects to have Purchaser make such payments with a credit against the Purchase Price, in which case such payments shall be so made by Purchaser).

10.1.14. The following items to the extent in Seller’s possession, or under Seller’s control: (i) keys for all entrance doors in the Improvements, (ii) all tenant files, operating reports, files, plans and specifications relating to the Improvements and other materials related to the operation of the Property and (iii) the originals (or copies where originals are not available) of the Contracts and the Licenses and Permits.

10.1.15. (a) Evidence reasonably satisfactory to Purchaser and the Title Company that the person executing the Closing documents on behalf of Seller has full right, power and authority to do so, and (b) an Owner’s Affidavit in the form of Exhibit V attached hereto.

10.1.16. An affidavit in lieu of registration as required by Chapter 664 of the Laws of 1978 in the form of Exhibit K.

10.1.17. Affidavits and other matters as are reasonably requested by the Title Company including pursuant to Section 5.1.6 of this Agreement (but not relating to Permitted Exceptions or any title endorsements requested by Purchaser).

10.1.18. An executed copy of the Proration Statement.

10.1.19. An updated Schedule 6.1.6(iii) dated no earlier than five (5) business days prior to the Closing Date.

10.1.20. The Public Sector Estoppels, the E&Y Estoppel and the Other Estoppel Certificates or Seller’s Certificates, as the case may be.

10.1.21. An Assignment and Assumption of Master Signage Agreement substantially in the form of Exhibit W attached hereto.

10.1.22. Such other documents as may be reasonably necessary or appropriate to effect the consummation of the transactions which are the subject of this Agreement.

10.2. Purchaser’s Closing Obligations. Purchaser, at its sole cost and expense, shall deliver or cause to be delivered to Seller at Closing the following:

10.2.1. The Balance of the Purchase Price, after all adjustments are made at the Closing as herein provided, by Federal Reserve wire transfer of immediately available funds.

10.2.2. Purchaser shall duly execute, acknowledge (as appropriate) and deliver:

(i)	the Assignment and Assumption of Leases;

(ii)	the Assignment and Assumption of Contracts, if applicable;

(iii)	the Assignment and Assumption of the Project Documents;

(iv)	the Management Agreement;

(v)	receipt for delivery and acceptance of the Security Deposits;

(vi)	an executed copy of the Proration Statement;

(vii)	the Transfer Tax Returns; and

(viii)	the Guaranty Agreement.

10.2.3. Evidence reasonably satisfactory to Seller and the Title Company that the person executing the Closing documents on behalf of Purchaser has full right, power and authority to do so.

10.2.4. A certificate in the form of Exhibit L attached hereto, indicating that the representations and warranties of Purchaser set forth in Article VII are true and correct on the Closing Date, or, if there have been changes, describing such changes.

10.2.5. Such other documents as may be reasonably necessary or appropriate to effect the consummation of the transactions which are the subject of this Agreement.

ARTICLE XI.

Risk of Loss

11.1. Casualty.

11.1.1. If all or any part of the Property is damaged by fire or other casualty occurring following the date hereof and prior to the Closing, whether or not such damage affects a material part of the Real Property, then:

(a) if the estimated cost of repair or restoration is less than or equal to $25,000,000 and if the estimated time to complete such repair or restoration is twelve (12) months or less as determined in accordance with Section 11.1.2, neither party shall have the right to terminate this Agreement and the parties shall nonetheless consummate this transaction in accordance with this Agreement, without any abatement of the Purchase Price or any liability or obligation on the part of Seller by reason of said destruction or damage. In such event, Seller shall assign by written instrument in form reasonably satisfactory to Purchaser and Purchaser shall have the right to make a claim for and to retain any casualty insurance proceeds received under the casualty insurance policies and any rental interruption insurance (but not business interruption insurance) in effect with respect to the Property on account of said physical damage or destruction as shall be necessary to perform repairs to the Improvements and/or to rebuild the Improvements to substantially the same condition as it existed prior to the occurrence of such fire or other casualty and Purchaser shall receive a credit against the cash due at Closing for the amount of the deductible on such casualty insurance policy.

(b)(i) if the estimated cost of repair or restoration exceeds $25,000,000 or (ii) if the estimated time to complete such repair or restoration exceeds twelve (12) months Purchaser shall have the option, exercisable within thirty (30) days after receipt of (i) notice of the occurrence of such fire or other casualty and (ii) such factual information regarding the casualty and availability of insurance proceeds as is reasonably sufficient to enable Purchaser to make an informed decision about whether or not to proceed to Closing, time being of the essence, to terminate this Agreement by delivering notice thereof to Seller and Escrow Agent, whereupon the Deposit and Interest shall be returned to Purchaser and this Agreement shall be deemed canceled and of no further force or effect, and neither party shall have any further rights or liabilities against or to the other except for such provisions which are expressly provided in this Agreement to survive the termination hereof. If a fire or other casualty described in this clause (b) shall occur and Purchaser shall not have timely elected to terminate this Agreement, then Purchaser and Seller shall consummate this transaction in accordance with this Agreement, without any abatement of the Purchase Price or any liability or obligation on the part of Seller by reason of said destruction or damage, Seller shall assign to Purchaser by written instrument in form reasonably satisfactory to Purchaser and Purchaser shall have the right to make a claim for and to retain any casualty insurance proceeds received under the casualty insurance policies in effect with respect to the Property on account of said physical damage or destruction as shall be necessary to perform repairs to the Improvements and/or to rebuild the Improvements to substantially the same condition as it existed prior to the occurrence of such fire or other casualty and Purchaser shall receive a credit from the cash due at Closing for the amount of the deductible on such casualty insurance policy.

(c) Notwithstanding the provisions of subsections (a) or (b) above, if all or any part of the Property is damaged by fire or other casualty and as a result thereof, E&Y has the right to terminate its lease, then Purchaser shall have the right to terminate this Agreement by delivering notice thereof to Seller and Escrow Agent, whereupon the Deposit and Interest shall be returned to Purchaser and this Agreement shall be deemed canceled and of no further force or effect, and neither party shall have any further rights or liabilities against or to the other except for such provisions which are expressly provided in this Agreement to survive the termination hereof; provided, however, that if E&Y shall waive in writing its right to terminate its lease, then Purchaser shall not have the right under this subsection (c) to terminate this Agreement.

(d) If all or any part of the Property is damaged by fire or other casualty and, pursuant to subsections (a) or (b) above, neither Seller nor Purchaser elects to terminate this Agreement, Seller shall assign by written instrument in form reasonably satisfactory to Purchaser and Purchaser shall have the right to make a claim for and to retain any rental interruption insurance proceeds received under the casualty insurance policies in effect with respect to the Property on account of said physical damage or destruction; provided, however, that if Seller is unable to assign to Purchaser such rental interruption insurance proceeds, then (i) if the estimated rental insurance proceeds applicable to such fire or other casualty are less than $5,000,000 as determined in accordance with Section 11.1.2, Seller shall pay to Purchaser directly funds in equivalent amounts and otherwise on the same basis, as such proceeds would have been payable by Seller’s insurance carrier (and Purchaser shall diligently proceed to repair and restore the Property as a result of such casualty), and (ii) if the estimated rental insurance proceeds applicable to such fire or other casualty are greater than $5,000,000 as determined in accordance with Section 11.1.2, Seller may, in its sole and absolute discretion, elect to pay to Purchaser directly funds in equivalent amounts and otherwise on the same basis, as such proceeds would have been payable by Seller’s insurance carrier (and Purchaser shall diligently proceed to repair and restore the Property as a result of such casualty) and if Seller does not elect to make the payments to Purchaser as contemplated under this clause (ii), then Purchaser shall have the right to terminate this Agreement by delivering notice thereof to Seller and Escrow Agent, whereupon the Deposit and Interest shall be returned to Purchaser and this

Agreement shall be deemed canceled and of no further force or effect, and neither party shall have any further rights or liabilities against or to the other except for such provisions which are expressly provided in this Agreement to survive the termination hereof.

11.1.2. The estimated cost to repair and/or restore and the estimated time to complete contemplated in Section 11.1.1 above shall be established by estimates obtained by Seller from independent contractors, subject to Purchaser’s review and reasonable approval of the same and the provisions of Section 11.1.3 below.

11.1.3. Any disputes under this Article XI as to the cost of repair or restoration or the time for completion of such repair or restoration shall be resolved by expedited arbitration before a single arbitrator acceptable to both Seller and Purchaser in their reasonable judgment in accordance with the rules of the American Arbitration Association; provided that if Seller and Purchaser fail to agree on an arbitrator within five days after a dispute arises, then either party may request The Real Estate Board of New York, Inc., to designate an arbitrator. Such arbitrator shall be an independent architect or engineer having at least ten (10) years of experience in the construction of office buildings in Manhattan. The determination of the arbitrator shall be conclusive and binding upon the parties. The costs and expenses of such arbitrator shall be borne equally by Seller and Purchaser.

11.2. Condemnation. If, prior to the Closing Date, any part of the Property is taken (other than a temporary taking), or if Seller shall receive an official notice from any governmental authority having eminent domain power over the Property of its intention to take, by eminent domain proceeding, any part of the Property (a “Taking”), then:

(a) if such Taking involves (i) one percent (1%) or less of the rentable area of the Improvements as determined by an independent architect chosen by Seller (subject to Purchaser’s review and reasonable approval of such determination and the provisions of Section 11.2.2 below), or (ii) restoration work costing $10,000,000 or less, then neither party shall have any right to terminate this Agreement, and the parties shall nonetheless consummate this transaction in accordance with this Agreement, without any abatement of the Purchase Price or any liability or obligation on the part of Seller by reason of such Taking; provided, however, that Seller shall, on the Closing Date, (i) assign and remit to Purchaser, and Purchaser shall be entitled to receive and keep, the net proceeds of any award or other proceeds of such Taking which may have been collected by Seller as a result of such Taking less the reasonable expenses incurred by Seller in connection with such Taking, or (ii) if no award or other proceeds shall have been collected, deliver to Purchaser, an assignment of Seller’s right to any such award or other proceeds which may be payable to Seller as a result of such Taking and Purchaser shall reimburse Seller for the reasonable expenses incurred by Seller in connection with such Taking.

(b) if such Taking involves (i) more than one percent (1%) of the rentable area of the Property as determined by an independent architect chosen by Seller (subject to Purchaser’s review and reasonable approval of such determination and the provisions of Section 11.2.2 below), or (ii) restoration work exceeding $10,000,000, then Purchaser shall have the option, exercisable within thirty (30) days after receipt of notice of such Taking and such factual information regarding the Taking and the availability of awards or other proceeds of such Taking as is reasonably sufficient to enable Purchaser to make an informed decision about whether or not to proceed to Closing, time being of the essence, to terminate this Agreement by delivering notice thereof to the other party, whereupon the Deposit (together with any interest earned thereon) shall be returned to Purchaser and this Agreement shall be deemed canceled and of no further force or effect, and neither party shall have any further rights or liabilities against or to the other except pursuant to the provisions of this Agreement which are expressly provided to survive the termination hereof. If a Taking described in this clause (b) shall occur and Purchaser shall not have timely elected to terminate this Agreement, then Purchaser and Seller shall consummate this transaction in accordance with this Agreement, without any abatement of the Purchase Price or any liability or obligation on the part of Seller by reason of such Taking; provided, however, that Seller shall, on the Closing Date, (i) assign and remit to Purchaser, and Purchaser shall be entitled to receive and keep, the net proceeds of any award or other proceeds of such Taking which may have been collected by Seller as a result of such Taking less the reasonable expenses incurred by Seller in connection with such Taking, or (ii) if no award or other proceeds shall have been collected, deliver to Purchaser, an assignment of Seller’s right to any such award or other proceeds which may be payable to Seller as a result of such Taking and Purchaser shall reimburse Seller for the reasonable expenses incurred by Seller in connection with such Taking.

11.2.2. Any disputes under this Article XI as to whether the Taking involves more than one percent (1%) of the rentable area of the Property shall be resolved by expedited arbitration before a single arbitrator acceptable to both Seller and Purchaser in their reasonable judgment in accordance with the rules of the American Arbitration Association; provided that if Seller and Purchaser fall to agree on an arbitrator within five days after a dispute arises, then either party may request The Real Estate Board of New York, Inc. to designate an arbitrator. Such arbitrator shall be an independent architect having at least ten (10) years of experience in the construction of office buildings in Manhattan. The costs and expenses of such arbitrator shall be borne equally by Seller and Purchaser.

11.3. General Obligations Law. The provisions of this Article XI are intended to supersede those of Section 5-1311 of the General Obligations Law of New York.

ARTICLE XII.

Default

12.1. Default by Seller. (a) Except as set forth below, in the event the Closing and the transactions contemplated hereby do not occur as provided herein by reason of a default of Seller, Purchaser may elect, as the sole and exclusive remedy of Purchaser, to (i) terminate this Agreement and receive the Deposit and Interest from the Escrow Agent in accordance with the terms and provisions of Section 3.2 hereof, and in such event Seller shall not have any liability whatsoever to Purchaser hereunder other than with respect to the Surviving Termination Obligations, or (ii) enforce specific performance of this Agreement.

(b) Notwithstanding the foregoing, from and after the Closing, nothing contained in this Section 12.1 shall limit Purchaser’s remedies at law or in equity as to the Surviving Termination Obligations.

12.2. Default by Purchaser. In the event the Closing and the transactions contemplated hereby do not occur as provided herein by reason of the default of Purchaser, and provided that such default is not cured by Purchaser within ten (10) days of receipt of notice of such default from Seller, (including without limitation, Purchaser’s failure to comply with the requirements of Section 9.1 hereof), Purchaser and Seller agree it would be impractical and extremely difficult to fix the damages which Seller may suffer. Therefore, Purchaser and Seller hereby agree a reasonable estimate of the total net detriment Seller would suffer in the event Purchaser defaults and fails to complete the purchase of the Property is and shall be, as Seller’s sole and exclusive remedy (whether at law or in equity), a sum equal to the Deposit and Interest accrued thereon. Upon such default by Purchaser and failure to close as required hereunder, Seller shall have the right to receive the Deposit and Interest accrued thereon from the Escrow Agent, in accordance with the terms and provisions of Section 3.2 hereof, as its sole and exclusive remedy and thereupon this Agreement shall be terminated and neither Seller nor Purchaser shall have any further rights or obligations hereunder except with respect to the Surviving Termination Obligations. The amount of the Deposit and Interest accrued thereon shall be the full, agreed and liquidated damages for Purchaser’s default and failure to complete the purchase of the Property, all other claims to damages or other remedies being hereby expressly waived by Seller. Notwithstanding the foregoing, from and after the Closing, nothing contained herein shall limit Seller’s remedies at law or in equity as to the Surviving Termination Obligations.

ARTICLE XIII.

Brokers

13.1. Brokerage Indemnity.

13.1.1. Seller and Purchaser each represents and warrants to the other that it has not dealt or negotiated with any broker in connection with the sale of the Property as provided by this Agreement other than Eastdil Secured (the “Broker”).

13.1.2. Purchaser shall indemnify, defend and hold harmless Seller, its affiliates, and its and their partners, members, trustees, advisors, officers, and directors, against all losses, damages, costs, expenses (including reasonable fees and expenses of attorneys), causes of action, suits or judgments of any nature arising out of any claim, demand or liability to or asserted by any broker, agent or finder, licensed or otherwise, claiming to have dealt with Purchaser in connection with this transaction other than the Broker.

13.1.3. Seller shall indemnify, defend and hold harmless Purchaser and its affiliates, and its and their partners, members, trustees, advisors, officers and directors, against all losses, damages, costs, expenses (including reasonable fees and expenses of attorneys), causes of action, suits or judgments of any nature arising out of any claim, demand or liability to or asserted (i) by the Broker in connection with this transaction and (ii) by any broker, agent or finder, licensed or otherwise, claiming to have dealt with Seller in connection with this transaction other than the Broker.

13.1.4. Seller shall pay the Broker in connection with the consummation of the transactions contemplated by this Agreement pursuant to a separate agreement between Seller and Broker. The provisions of this Article XIII shall survive the Closing and/or termination of this Agreement.

ARTICLE XIV.

Publication

14.1. Publication. Purchaser and Seller acknowledge that upon execution of this Agreement and at Closing, the parties shall issue a press release in form and substance reasonably agreed to by the parties hereto; provided nothing herein shall restrict either party from issuing a press release to the extent required by law or requirements of the Securities and Exchange Commission. In addition, Purchaser and Seller shall consult with each other prior to making any public statements with respect to this Agreement and the transactions contemplated hereby, and except as otherwise may be required by law or as otherwise set forth in this Section 14.1, Purchaser and Seller shall not make any public statements, including, without limitation, any press releases, with respect to this Agreement and the transactions contemplated hereby, without the prior written consent of the other party, which consent shall not be unreasonably withheld, conditioned or delayed.

ARTICLE XV.

Employee Matters

15.1. Employees. BPLP (or a wholly owned subsidiary thereof) (the “Manager”) shall continue to employ the Employees set forth on Schedule 6.1.15 under their then current employment contracts or agreements, including any collective bargaining agreements in connection with the performance by Manager of its duties under the Management Agreement; provided, however, that Manager shall have the right to terminate any such Employees in the ordinary course of business.

ARTICLE XVI.

Miscellaneous

16.1. Notices. Any and all notices, requests, demands or other communications hereunder shall be given in writing and by hand delivery with receipt therefor, by facsimile delivery (with confirmation by hard copy), by overnight courier, or by registered or certified mail, return receipt requested, first class postage prepaid addressed as follows (or to such new address as the addressee of such a communication may have notified the sender thereof). Any notice required or permitted to be given hereunder shall be deemed given and effective upon receipt thereof by the recipient thereto:

To Seller:	No. 5 Times Square Development LLC
c/o Boston Properties Inc.
111 Huntington Avenue, Suite 300
Boston, Massachusetts 02199-7610
Attn: Douglas Linde
Fax No.: (617)

With a copy to:	No. 5 Times Square Development LLC
c/o Boston Properties Limited Partnership
599 Lexington Avenue
New York, New York 10022
Attn: Matthew W. Mayer, Esq.
Fax No.: (212) 326-4050

With a copy to:	Skadden, Arps, Slate, Meagher & Flom LLP
Four Times Square
New York, New York 10036
Attn: Benjamin F. Needell, Esq.
Fax No.: (212) 735-2000

To Purchaser:	AVR Crossroads LLC
One Executive Boulevard
Yonkers, New York 10701
Attn: Allan V. Rose
Fax No.: (914) 965-3899

With a copy to:	Meister Seelig & Fein LLP
2 Grand Central Tower
140 East 45th Street, 19th Floor
New York, New York 10017
Attn: Benjamin D. Fein, Esq.
Fax No.: (212) 655-3535

To Escrow Agent:	Skadden, Arps, Slate, Meagher & Flom LLP
Four Times Square
New York, New York 10036
Attn: Benjamin F. Needell, Esq.
Fax No.: (212) 735-2000

Purchaser’s counsel may give any notices or other communications hereunder on behalf of Purchaser and Seller’s counsel may give any notices or other communications hereunder on behalf of Seller and each notice so given shall have the same force and effect as if sent by such party.

16.2. Governing Law; Venue.

16.2.1. This Agreement was negotiated in the State of New York and was executed and delivered by Seller and Purchaser in the State of New York, which State the parties agree has a substantial relationship to the parties and to the underlying transactions embodied hereby, and in all respects, including, without limiting the generality of the foregoing, matters of construction, validity, enforcement and performance, this Agreement and the obligations arising hereunder shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and performed wholly within such State, without giving effect to the principles of conflicts of law of such jurisdiction. To the fullest extent permitted by law, the parties hereby unconditionally and irrevocably waive and release any claim that the law of any other jurisdiction governs this Agreement and this Agreement shall be governed and construed in accordance with the laws of the State of New York as aforesaid pursuant to Section 5-1401 of the New York General Obligations Law.

16.2.2. To the maximum extent permitted by applicable law, any legal suit, action or proceeding against any of the parties hereto arising out of or relating to this Agreement shall be instituted in any federal or state court in New York, New York, pursuant to Section 5-1402 of the New York General Obligations Law, and each party hereby irrevocably submits to the exclusive jurisdiction of any such court in any such suit, action or proceeding. Each party hereby agrees to venue in such courts and hereby waives, to the fullest extent permitted by law, any claim that any such action or proceeding was brought in an inconvenient forum.

16.3. Headings. The captions and headings herein are for convenience and reference only and in no way define or limit the scope or content of this Agreement or in any way affect its provisions.

16.4. Business Days. If any date herein set forth for the performance of any obligations of Seller or Purchaser or for the delivery of any instrument or notice as herein provided should be on a Saturday, Sunday or legal holiday, the compliance with such obligations or delivery shall be deemed acceptable on the next business day following such Saturday, Sunday or legal holiday. As used herein, the term “legal holiday” means any state or Federal holiday for which financial institutions or post offices are generally closed in the State of New York.

16.5. Counterpart Copies. This Agreement may be executed in two or more counterpart copies, all of which counterparts shall have the same force and effect as if all parties hereto had executed a single copy of this Agreement.

16.6. Binding Effect. This Agreement shall not become a binding obligation upon Seller or Purchaser unless and until the same has been fully executed by Purchaser and Seller and a fully executed counterpart has been delivered by Seller to Purchaser

16.7. Successors and Assigns. This Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and permitted assigns.

16.8. Assignment. Purchaser represents that the beneficial owner of Purchaser as of the date hereof is Allan V. Rose. This Agreement may not be assigned by either party except to an affiliated entity under common control with Purchaser or a wholly-owned subsidiary or subsidiaries of Purchaser (any such entity, a “Permitted Assignee”) and any other assignment or attempted assignment by Purchaser shall constitute a default hereunder and shall be deemed null and void and of no force or effect. A transfer of 50% or more of the beneficial ownership interests of Purchaser shall constitute an assignment of this Agreement provided that the nothing herein shall limit a transfer of up to 50% of the beneficial ownership interests of Purchaser provided such transfers do not, individually or collectively, have an adverse effect on the approval process under the Ground Lease (it being agreed that any transfer of beneficial interests in Purchaser of less than five percent (5%) shall be permitted in accordance with the terms of the Ground Lease). A copy of any assignment permitted hereunder, together with an agreement of the assignee assuming all of the terms and conditions of this Agreement to be performed by Purchaser in form reasonably satisfactory to counsel for Seller, shall be delivered to the attorneys for Seller prior to the Closing, and in any event no such assignment shall relieve Purchaser from the obligations under this Agreement nor result in a delay in the Closing. In the event Purchaser assigns this Agreement to a Permitted Assignee, all representations and warranties and covenants and obligations of Purchaser hereunder shall apply with equal force to such Permitted Assignee. Notwithstanding anything to the contrary in this Section 16.8, no assignment of this Agreement shall be permitted if such assignment would require a resubmission or supplement to a submission under Section 8.13.1 hereof.

16.9. Interpretation. This Agreement shall not be construed more strictly against one party than against the other merely by virtue of the fact that it may have been prepared by counsel for one of the parties, it being recognized that both Seller and Purchaser have contributed substantially and materially to the preparation of this Agreement.

16.10. Entire Agreement. This Agreement and the Exhibits and Schedules attached hereto contain the final and entire agreement between the parties hereto with respect to the sale and purchase of the Property and are intended to be an integration of all prior negotiations and understandings. Purchaser, Seller and their respective agents shall not be bound by any terms, conditions, statements, warranties or representations, oral or written, not contained herein. No change or modifications to this Agreement shall be valid unless the same is in writing and signed by the parties hereto. Each party reserves the right to waive any of the terms or conditions of this Agreement which are for their respective benefit and to consummate the transactions contemplated by this Agreement in accordance with the terms and conditions of this Agreement which have not been so waived. Any such waiver must be in writing signed by the party for whose benefit the provision is being waived.

16.11. Severability. If any one or more of the provisions hereof shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision hereof, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein, unless and to the extent that the invalidation of any such term or provision materially alters the intent of the parties hereto.

16.12. Survival. Except for those provisions of this Agreement which expressly provide that any obligation, representation, warranty or covenant contained therein shall survive the Closing or the termination of this Agreement (collectively, the “Surviving Termination

Obligations”), the provisions of this Agreement and the representations and warranties herein shall not survive after the conveyance of title and payment of the Balance of the Purchase Price but be merged therein.

16.13. Exhibits. Each of the Exhibits and Schedules attached hereto are incorporated herein by reference.

16.14. Limitation of Liability. The obligations of Seller and Purchaser are intended to be binding only on Seller and Purchaser and each of such party’s assets (including, with respect to Purchaser, the Deposit), and shall not be personally binding upon, nor shall any resort be had to, any of the members, partners, officers, directors, shareholders, advisors, trustees, agents, or employees of Seller or Purchaser, or any of their respective affiliates or any of their respective properties.

16.15. Prevailing Party. Should either party employ an attorney to enforce any of the provisions hereof (whether before or after Closing, and including any claims or actions involving amounts held in escrow, if any), the nonprevailing party in any final judgment agrees to pay the other party’s reasonable attorneys’ fees and expenses in or out of litigation and, if in litigation, trial, appellate, bankruptcy or other proceedings, expended or incurred in connection therewith, as determined by a court of competent jurisdiction. The provisions of this Section 16.15 shall survive Closing and/or any termination of this Agreement.

16.16. Real Estate Reporting Person. Escrow Agent is hereby designated the “real estate reporting person” for purposes of Section 6045 of the Code and Treasury Regulation 1.6045-4 and any instructions or settlement statement prepared by Escrow Agent shall so provide. Upon the consummation of the transaction contemplated by this Agreement, Escrow Agent shall file Form 1099 information return and send the statement to Seller as required under the aforementioned statute and regulation. Seller and Purchaser shall promptly furnish their federal tax identification numbers to Escrow Agent and shall otherwise reasonably cooperate with Escrow Agent in connection with Escrow Agent’s duties as real estate reporting person.

16.17. No Recording. Neither this Agreement nor any memorandum or short form hereof shall be recorded or filed in any public land or other public records of any jurisdiction, by either party and any attempt to do so may be treated by the other party as a breach of this Agreement.

16.18. No Other Parties. This Agreement is not intended, nor shall it be construed, to confer upon any person or entity, except the parties hereto and their respective heirs, successors and permitted assigns, any rights or remedies under or by reason of this Agreement.

16.19. Waiver of Trial by Jury. The respective parties hereto shall and hereby do waive trial by jury in any action, proceeding or counterclaim brought by either of the parties hereto against the other on any matters whatsoever arising out of or in any way connected with this Agreement, or for the enforcement of any remedy under any statute, emergency or otherwise.

16.20. Cooperation. (a) Seller shall have the right to structure the sale of the Property as a forward or reverse exchange thereof for other real property of a like-kind to be designated by Seller (including the ability to assign this Agreement to an entity established in order to effectuate such exchange), with the result that the exchange shall qualify for non-recognition of gain or loss under Section 1031 of the Internal Revenue Code of 1986, as amended, in which case Purchaser shall execute any and all documents reasonably necessary to effect such exchange, as reasonably approved by Purchaser’s counsel, and otherwise assist and cooperate with Seller in effecting such exchange, provided that: (i) any costs and expenses incurred by Purchaser as a result of structuring such transaction as an exchange, as opposed to an outright sale, shall be borne by Seller; (ii) Seller shall indemnify and hold harmless Purchaser from and against any and all liabilities, costs, damages, claims or demands arising from the cooperation of Purchaser in effecting the exchange contemplated hereby; and (iii) such exchange shall not result in any delay in closing the transaction without Purchaser’s prior written consent. Seller, in its discretion, may adjourn the Closing Date for up to thirty (30) days in the aggregate in order to effect such exchange provided that in no event shall Seller have the right to extend the Closing Date beyond April 29, 2007.

(b) Purchaser shall have the right to structure the sale of the Property as a forward or reverse exchange thereof for other real property of a like-kind to be designated by Purchaser (including the ability to assign this Agreement to an entity established in order to effectuate such exchange), with the result that the exchange shall qualify for non-recognition of gain or loss under Section 1031 of the Internal Revenue Code of 1986, as amended, in which case Seller shall execute any and all documents reasonably necessary to effect such exchange, as reasonably approved by Seller’s counsel, and otherwise assist and cooperate with Purchaser in effecting such exchange, provided that: (i) any costs and expenses incurred by Seller as a result of structuring such transaction as an exchange, as opposed to an outright sale, shall be borne by Purchaser; (ii) Purchaser shall indemnify and hold harmless Seller from and against any and all liabilities, costs, damages, claims or demands arising from the cooperation of Seller in effecting the exchange contemplated hereby; and (iii) such exchange shall not result in any delay in closing the transaction without Seller’s prior written consent. Purchaser, in its discretion, may adjourn the Closing Date for up to thirty (30) days in the aggregate in order to effect such exchange provided that in no event shall Purchaser have the right to extend the Closing Date beyond April 29, 2007.

[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first written above.

SELLER:

NO. 5 TIMES SQUARE DEVELOPMENT LLC

By:	Boston Properties Limited Partnership,
a Delaware limited partnership

	By:	Boston Properties, Inc.,
its general partner

	By:	/s/ Robert Selsam
	Name:	Robert Selsam
	Title:	Senior Vice President, Regional Manager

PURCHASER:

AVR CROSSROADS LLC, a Delaware limited liability company

By:	/s/ Allan V. Rose
Name:	Allan V. Rose
Title:	Manager

The Escrow Agent hereby executes this Agreement for the sole purpose of acknowledging receipt of the Deposit and its responsibilities hereunder and to evidence its consent to serve as Escrow Agent in accordance with the terms of this Agreement.

ESCROW AGENT:

SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP

By:	/s/ Marco P. Caffuzzi
Name:	Marco P. Caffuzzi
Title:	Partner

EXHIBIT A-1

GROUND LEASE

Amended and Restated Agreement of Lease dated as of October 7, 1994, between 42DP and No. 5 Times Square Development LLC (“5TSD”), as successor in interest to Four Times Square Center Partners, L.P., amended by letter agreements dated August 3, 1995, January 2, 1996 and February 2, 1996, as well as by that certain Amendment to the Amended and Restated Agreement of Lease, dated July 10, 1996, that certain Second Amendment to the Amended and Restated Agreement of Lease dated as of February 18, 1998, and that certain letter agreement, dated June 30, 1998, that certain Memorandum of Amended and Restated Agreement of Lease and Memorandum of Purchase Option dated as of August 11, 1999, that certain Third Amendment to the Amended and Restated Agreement of Lease dated as of August 11, 1999, that certain Memorandum of Amended and Restated Agreement of Lease and Memorandum of Purchase Option (as Amended Through the Third Amendment), dated as of August 11, 1999, as assigned by that certain Agreement of Assignment and Assumption by Four Times Square Center Partners, L.P., as assignor, to No. 5 Times Square Development LLC, as assignee, dated as of August 11, 1999 and consented to by 42DP and the City of New York in that certain Consent to Assignment, dated as of August 11, 1999 (the “Site 4 Lease”).

Exhibit A-1 - Page 1

EXHIBIT A-2

LAND

ALL that certain plot, piece or parcel of land, situate, lying and being in the Borough of Manhattan, City, County and State of New York, bounded and described as follows:

BEGINNING at the corner formed by the intersection of the northerly line of West 41st Street with the westerly line of Seventh Avenue;

RUNNING THENCE westerly along the northerly line of West 41st Street, 125 feet 0 inches;

THENCE northerly parallel with the westerly line of Seventh Avenue, 98 feet 9 inches to the center line of block;

THENCE westerly, parallel with the northerly line of West 41st Street, and along the center line of block, 25 feet 0 inches;

THENCE northerly, parallel with the westerly line of Seventh Avenue, 98 feet 9 inches to a point in the southerly line of West 42nd Street;

THENCE easterly, along the southerly line of West 42nd Street, 150 feet 0 inches to the corner formed by the intersection of the southerly line of West 42nd Street with the westerly line of Seventh Avenue;

THENCE southerly, along the westerly line of Seventh Avenue, 197 feet 6 inches to the point or place of BEGINNING.

Schecule 6.1.22 - Page 1